                                                            Exhibit (a)(1)(viii)

                 AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          FOX & HOUND RESTAURANT GROUP

                                       AT

                              $16.30 NET PER SHARE

                                       BY

                             NPSP ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                              F&H ACQUISITION CORP.

    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, FEBRUARY 16, 2006, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF
JANUARY 30, 2006 (THE "MERGER AGREEMENT"), BY AND AMONG F&H ACQUISITION CORP., A
DELAWARE CORPORATION ("F&H ACQUISITION" OR "PARENT"), NPSP ACQUISITION CORP., A
DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("NPSP ACQUISITION"
 OR THE "PURCHASER"), AND FOX & HOUND RESTAURANT GROUP, A DELAWARE CORPORATION
("FOX & HOUND" OR THE "COMPANY"), AND FOR LIMITED PURPOSES, NEWCASTLE PARTNERS,
           L.P. ("NEWCASTLE") AND STEEL PARTNERS II, L.P. ("STEEL").

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF SHARES
OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF FOX & HOUND WHICH,
  TOGETHER WITH THE SHARES THEN OWNED BY F&H ACQUISITION AND ITS SUBSIDIARIES
(INCLUDING NPSP ACQUISITION), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER
     OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND (II) EXPIRATION OR
    TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO
                      ANTITRUST IMPROVEMENTS ACT OF 1976.

  THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "SPECIAL
COMMITTEE") HAS UNANIMOUSLY RECOMMENDED TO THE BOARD OF DIRECTORS OF THE COMPANY
 THAT THE BOARD APPROVE, AND THE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE
   MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT,
INCLUDING THE OFFER AND THE MERGER, AND IT HAS ALSO UNANIMOUSLY: (I) DETERMINED
THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND
   IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND (II) RESOLVED
     TO RECOMMEND THAT HOLDERS OF ALL ISSUED AND OUTSTANDING SHARES PURSUANT
  TO THE OFFER ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
  THE COMPANY HAS DETERMINED THAT THE APPROVAL OF THE MERGER AGREEMENT AND THE
   TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND
  THE MERGER, IS SUFFICIENT TO RENDER INAPPLICABLE TO THE MERGER AGREEMENT AND
   THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER,
 THE RESTRICTION AGAINST THE PARTIES HERETO ENGAGING IN ANY BUSINESS COMBINATION
      AS SET FORTH IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW.

                                    IMPORTANT

          Any stockholder of the Company  desiring to tender Shares in the Offer should  either (i)  complete and sign the Letter of  Transmittal  or a facsimile thereof in accordance with the  instructions  in the Letter of Transmittal,  and mail or  deliver  the  Letter  of  Transmittal  together  with the  certificates representing  tendered Shares and all other required documents to American Stock
Transfer & Trust Company,  the  Depositary for the Offer,  or tender such Shares
pursuant  to  the   procedure  for   book-entry   transfer  set  forth  in  "The
Offer--Section  3--Book-Entry  Delivery"  or  (ii)  request  such  stockholder's broker,  dealer,  commercial  bank, trust company or other nominee to effect the transaction for such  stockholder.  Stockholders  whose Shares are registered in the name of a broker,  dealer,  commercial  bank, trust company or other nominee must contact such person if they desire to tender their Shares.

         Any  stockholder  who desires to tender  Shares and whose  certificates representing  such Shares are not  immediately  available,  or who cannot comply with the procedures for book-entry  transfer on a timely basis,  may tender such
Shares  pursuant  to  the  guaranteed  delivery  procedure  set  forth  in  "The
Offer--Section 3--Guaranteed Delivery".

         Questions  and  requests  for   assistance   may  be  directed  to  the
Information  Agent at its  address  and  telephone  number set forth on the back cover of this Offer to  Purchase.  Additional  copies of this Offer to Purchase, the Letter of Transmittal,  the Notice of Guaranteed  Delivery and other related materials may be obtained from the Information  Agent or from brokers,  dealers, commercial banks and trust companies.

         THIS AMENDED AND RESTATED  OFFER TO PURCHASE AND THE RELATED  LETTER OF
TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN
THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

February 3, 2006

                                       ii

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----

    7.  Possible Effects of the Offer on the Market for the Shares;

   12.  Purpose of the Offer; Plans for the Company; Statutory Requirements;

                               SUMMARY TERM SHEET

         NPSP  Acquisition  Corp., a wholly owned  subsidiary of F&H Acquisition
Corp., is offering to purchase all outstanding shares of common stock, par value
$0.01 per share, of Fox & Hound  Restaurant Group ("Fox & Hound") for $16.30 net
per share in cash,  upon the terms and  subject to the  conditions  set forth in this Amended and Restated  Offer to Purchase (the "Offer to  Purchase")  and the
related Letter of Transmittal. The following are some of the questions you, as a
Fox & Hound stockholder,  may have and answers to those questions.  This summary term sheet is not meant to be a substitute for the information  contained in the remainder of this Offer to Purchase and the related Letter of  Transmittal,  and the  information  contained  in this  summary  term  sheet is  qualified  in its entirety by the more detailed  descriptions and  explanations  contained in this
Offer  to  Purchase  and the  related  Letter  of  Transmittal.  We urge  you to carefully  read  this  entire  Offer  to  Purchase  and the  related  Letter  of
Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

         Our name is NPSP Acquisition Corp. We are a Delaware corporation formed to serve as an acquisition  vehicle with no current  operations other than those incident to the  commencement of the offer. We are a wholly owned  subsidiary of
F&H Acquisition Corp., a Delaware corporation owned by Newcastle Partners, L.P., a Texas  limited  partnership  ("Newcastle"),  and Steel  Partners  II,  L.P., a
Delaware limited partnership ("Steel"). See "The Offer--Section 9".

WHAT SECURITIES ARE YOU OFFERING TO PURCHASE?

         We are offering to purchase all of the  outstanding  common stock,  par value  $0.01  per  share,  of Fox & Hound.  We refer to one share of Fox & Hound common stock as a "share" or "Share". See "Introduction".

HOW  MUCH  ARE YOU  OFFERING  TO PAY FOR MY  SECURITIES  AND WHAT IS THE FORM OF
PAYMENT?

         We are offering to pay you $16.30 per share in cash  without  brokerage fees,  commissions  or, except in certain  circumstances,  transfer  taxes.  See
"Introduction".

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

         Yes. We will need  approximately  $150.2 million to purchase all Shares pursuant  to the offer not already  owned by F&H  Acquisition  Corp.  and to pay related  fees  and  expenses.  As of  February  2,  2006,  Newcastle  and  Steel
(together,  the  "Sponsors")  had  cash  and  cash  equivalents  and  short-term investments substantially in excess of the approximately $150.2 million required to  acquire  the  Shares.  Accordingly,  the offer is not  conditioned  upon any financing arrangements. See "The Offer--Section 10".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

         Because (i) the form of payment for your Shares consists solely of cash and (ii) the  purchase  of the  Shares  is not  conditioned  upon any  financing arrangements,  we do not think  our  financial  condition  is  material  to your decision whether to tender in the offer.

WHAT DOES THE BOARD OF  DIRECTORS OF FOX & HOUND  RESTAURANT  GROUP THINK OF THE
OFFER?

      Fox & Hound has terminated its merger  agreement with affiliates of Levine
Leichtman Capital Partners,  Inc. ("LLCP") and has signed a tender  offer/merger agreement with Parent and us, and for limited purposes with Newcastle and Steel.
Based on the unanimous  recommendation of a special committee  consisting of its independent  directors  and the  advice of  independent  counsel  and  financial advisors, Fox & Hound's Board unanimously:

     o  determined that the terms of the tender offer and the merger are fair to and in the best interests of Fox & Hound and its stockholders;

     o  approved the merger agreement and the transactions contemplated thereby;

     o  consented to the tender offer, and

     o  recommended  that Fox & Hound  stockholders  accept the tender offer and tender  their  shares  pursuant to the tender  offer and, if  necessary, adopt the merger agreement.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

         You have until the  expiration  date of the offer to tender.  The offer currently  is  scheduled  to expire at 12:00  Midnight,  New York City time,  on
Thursday, February 16, 2006. We currently expect that the offer will be extended until the principal  conditions to the offer,  which are  described  below,  are satisfied.  If the offer is extended,  we will issue a press release  announcing the extension at or before 9:00 A.M. New York City time on the next business day after the date the offer was scheduled to expire. See "The Offer--Section 1".

CAN THE TENDER OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?
      Yes. We have agreed in the merger  agreement that we may extend the tender offer beyond Thursday, February 16, 2006, without the consent of Fox & Hound:

     o  if any of the  conditions to the tender offer have not been satisfied or waived;

     o  if required by law; or

     o  for up to 20 business days beyond the scheduled  expiration  date if, at that date, more than 50% but less than 90% of the outstanding  shares of common stock have been validly tendered and not withdrawn.

         Our right to extend the tender offer is subject to Fox & Hound's  right to  terminate  the merger  agreement if the tender offer and the merger have not been  consummated  by May 31,  2006.  We may also,  without the consent of Fox &
Hound, provide for a "subsequent offering period" of 10 to 20 business days and, if requested by Fox & Hound,  we are obligated to provide for such a "subsequent offering period." A subsequent offering period is different from an extension of the tender offer.  During a subsequent offering period, you would not be able to withdraw any of the shares that you had already tendered  (because we would have already  accepted  those  shares  for  payment);  you also  would not be able to withdraw  any of the shares  that you  tender  during  the  subsequent  offering period.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to buy any shares if:

     o  upon the  expiration  of the tender  offer,  there has not been tendered
        (without  withdrawal)  shares  representing,  together  with any  shares beneficially  owned by Parent  and its  subsidiaries,  including  us, at least a majority of the outstanding shares on a fully-diluted  basis (we call this condition the "minimum condition");

     o  any applicable  waiting period under the  Hart-Scott-Rodino  Act has not expired or terminated;

     o  there shall have been  entered,  enforced,  instituted  or issued by any governmental authority any legally o binding judgment,  order, temporary
        restraining   order,   temporary   or  permanent   injunction,   ruling,
        proceeding, action, suit, charge or decree:

               prohibiting  the  tender  offer  or the  merger  or  any  related transaction;

               limiting  Fox & Hound's  or our  ownership  or  operation  of any material portion of Fox & Hound's or our businesses or assets;

               limiting our or our  affiliates'  ability to exercise full rights of ownership in Fox & Hound's shares; or

               that would otherwise  reasonably be expected to require us or our affiliates to divest any shares of Fox & Hound; or

               that, subject to certain exceptions, would be reasonably expected to have a  material  adverse  effect on the  business,  financial condition  or  results  of  operations  of Fox &  Hound  and  its subsidiaries,  taken  as a  whole,  or on the  business,  assets, condition (financial or otherwise), liabilities or the results of operations of us and our  subsidiaries,  taken as a whole,  or on the  ability  of  Fox &  Hound  to  consummate  the  transactions contemplated by the merger agreement;

     o  there  shall  be any  order,  law,  rule  or  other  regulation  that is reasonably  likely to result  in any of the  consequences  listed in the bullet point above;

     o  there have occurred any changes, conditions, events or developments that would have,  or be  reasonably  likely to have,  individually  or in the aggregate, subject to certain exceptions, a material adverse effect on the business,  financial  condition or results of operations of Fox &
        Hound and its subsidiaries, taken as a whole, or on the ability of Fox &
        Hound  to  consummate  the  transactions   contemplated  by  the  merger
        agreement;

     o  (i) any third party shall have  acquired,  or entered  into a definitive agreement or agreement in principle to acquire,  beneficial ownership of
        50% or more of Fox & Hound's  outstanding  shares, or (ii) Fox & Hound's
        Board,  its special  committee or any other Board  committee  shall have withdrawn,  modified  or  changed,  in  a  manner  adverse  to  us,  its recommendation of our offer, the merger or the merger agreement or shall have approved another party's proposal to acquire Fox & Hound; or

     o  the merger agreement has been terminated.

         The tender  offer is also subject to a number of other  conditions.  We can waive some of the  conditions  to the  tender  offer  without  Fox & Hound's consent;  however,  we cannot  waive the  minimum  condition  unless the Company consents. See The Offer--Section 15.

UNDER WHAT CIRCUMSTANCES WOULD FOX & HOUND BE OBLIGATED TO PAY A TERMINATION FEE
TO US IF THE TENDER OFFER IS TERMINATED?

         Under the merger agreement,  Fox & Hound has agreed to reimburse us for up to $1,000,000 of our expenses if we terminate the merger agreement because of
Fox & Hound's  material breach of the merger  agreement and, if within 12 months after the date of termination, Fox & Hound enters into an agreement with a third party to acquire the Company,  submits such an  agreement  to  stockholders  for adoption or completes  such a  transaction  with a third  party,  Fox & Hound is obligated to pay us a $5,000,000 termination fee.

         If we terminate  the merger  agreement  because Fox & Hound's Board (i)
withdraws or modifies in a manner  adverse to us the approval or  recommendation of the offer, the merger  agreement and the merger,  (ii) recommends or approves any third  party  proposal  to acquire  the  Company,  or (iii)  enters  into or publicly  announces  the  Company's  intention  to  enter  into  an  acquisition agreement  (other than a  confidentiality  agreement) with a third party,  Fox &
Hound has agreed to reimburse us for up to $1,000,000 of our expenses and pay us a $5,000,000 termination fee.

         If Fox & Hound  terminates the merger  agreement  because Fox & Hound's
Board  withdraws  or  modifies  in a  manner  adverse  to  us  its  approval  or recommendation  of the offer, the merger  agreement and the merger,  Fox & Hound has agreed to  reimburse  us for up to  $1,000,000  of our expenses and pay us a
$5,000,000 termination fee.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

         If we  decide  to extend  the  offer,  we will  inform  American  Stock
Transfer & Trust Company,  the  depositary for the offer,  of that fact and will make a public  announcement of the extension,  no later than 9:00 A.M., New York
City time,  on the next  business day after the date the offer was  scheduled to expire. See "The Offer--Section 1".

HOW DO I TENDER MY SHARES?

         To tender shares,  you must deliver the certificates  representing your shares,  together with a completed  Letter of Transmittal and any other required documents,  to American Stock  Transfer & Trust Company,  the depositary for the offer,  not later than the time the offer  expires.  If your  shares are held in street name by your broker,  dealer, bank, trust company or other nominee,  such nominee can tender your shares  through The  Depository  Trust  Company.  If you cannot  deliver  everything  required to make a valid  tender to the  depositary before the expiration of the offer,  you may have a limited amount of additional time by having a financial  institution  (including most banks, savings and loan associations  and brokerage  houses) that is a member of a recognized  Medallion
Program  approved by The Securities  Transfer  Association  Inc.,  including the
Securities  Transfer  Agents  Medallion  Program  (STAMP),  the  Stock  Exchange
Medallion  Program  (SEMP)  and the New  York  Stock  Exchange,  Inc.  Medallion
Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary  within three business days.  However,  the depositary must receive the missing items within that three business day period. See "The Offer--Section 3".

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

         You can  withdraw  tendered  shares  at any time  until  the  offer has expired, and, if we have not by March 16, 2006, agreed to accept your shares for payment,  you can  withdraw  them at any time  after  such time  until we accept shares for payment.  You may not,  however,  withdraw  shares  tendered during a subsequent offering period, if one is included. See "The Offer--Section 4".

HOW DO I WITHDRAW TENDERED SHARES?

         To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required  information  to American Stock Transfer &
Trust  Company  while  you  have the  right to  withdraw  the  shares.  See "The
Offer--Section 4".

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

         Subject to the terms and  conditions of the Offer,  we will pay for all validly  tendered  and  not  withdrawn  shares  promptly  after  termination  or withdrawal of the Offer. See "The Offer--Section 2".

         We will pay for your  validly  tendered  and not  withdrawn  shares  by depositing  the purchase  price with American  Stock  Transfer & Trust  Company, which will act as your agent for the purpose of receiving  payments  from us and transmitting  such  payments to you. In all cases,  payment for tendered  shares will be made only  after  timely  receipt  by  American  Stock  Transfer & Trust
Company of  certificates  for such shares (or of a confirmation  of a book-entry transfer  of such  shares  as  described  in "The  Offer--Section  3--Book-Entry
Delivery"),  a properly  completed and duly executed  Letter of Transmittal  (or facsimile  thereof) and any other required  documents for such shares.  See "The
Offer--Section 2".

WILL THE OFFER BE  FOLLOWED  BY A MERGER IF ALL THE FOX & HOUND  SHARES  ARE NOT
TENDERED IN THE OFFER?

         If we  accept  for  payment  and pay for a  number  of  Shares,  which,
together  with  the  Shares  then  owned  by  F&H  Acquisition   Corp.  and  its
subsidiaries  (including us),  represents at least a majority of the outstanding shares on a fully diluted basis,  NPSP  Acquisition  Corp.  expects to be merged with and into Fox & Hound.  Upon  consummation  of that merger,  F&H Acquisition
Corp. will own all of the shares and all remaining  stockholders (other than us,
F&H Acquisition Corp., the Sponsors and stockholders  properly  exercising their appraisal  rights) will receive the price per share paid in the offer.  See "The
Offer--Section 12--Purpose of the Offer; Plans for the Company".

IF A MAJORITY OF THE SHARES ARE TENDERED  AND  ACCEPTED FOR PAYMENT,  WILL FOX &
HOUND CONTINUE AS A PUBLIC COMPANY?

         Upon consummation of the merger, Fox & Hound will no longer be publicly owned.  Even if the merger does not take place,  if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares  will no longer be eligible  to be traded on a  securities  exchange, there may not be a public  trading  market for the  shares,  and Fox & Hound may cease making filings with the  Securities  and Exchange  Commission or otherwise cease being  required to comply with the  Securities  and Exchange  Commission's rules relating to publicly held companies. See "The Offer--Section 7".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

         If the offer is successful,  NPSP Acquisition Corp. expects to conclude a merger transaction in which all shares of Fox & Hound will be exchanged for an amount in cash per share equal to the price per share paid in the offer.  If the proposed  second-step merger takes place,  stockholders who do not tender in the offer (other than those properly exercising their appraisal rights) will receive the same  amount  of cash per share  that  they  would  have  received  had they tendered their shares in the offer.  Therefore,  if such merger takes place, the only difference  between tendering and not tendering shares in the offer is that tendering  stockholders will be paid earlier.  If, however,  the merger does not take place and the offer is consummated,  the number of stockholders  and shares that are still in the hands of the  public  may be so small  that  there will no longer be an active or liquid public  trading market (or,  possibly,  any public trading  market) for shares  held by  stockholders  other than NPSP  Acquisition
Corp.,  which may affect prices at which shares trade. Also, as described above,
Fox & Hound may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange  Commission's rules relating to publicly held companies. See "The Offer--Section 7".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         On December 9, 2005, the last full business day before the announcement of our intention to commence the offer,  the last reported  sales price of Fox &
Hound common stock reported on the Nasdaq was $13.22 per share.  Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

         In general, your sale of shares pursuant to the offer will be a taxable transaction  for U.S.  federal  income  tax  purposes  and may also be a taxable transaction under applicable  state,  local or foreign income or other tax laws.
You  should  consult  your tax  advisor  about  the tax  consequences  to you of participating in the offer in light of your particular  circumstances.  See "The
Offer--Section 5".

IF I ALREADY  TENDERED MY SHARES IN THE ORIGINAL OFFER, DO I HAVE TO DO ANYTHING
NEW?

         No. Fox & Hound  stockholders do not have to take any action  regarding any  Shares  previously  validly  tendered  and not  withdrawn.  If the Offer is completed,  these Shares will be accepted for payment and such  stockholder will receive the offer price of $16.30 per Share,  net to the seller in cash  without interest, less any applicable withholding taxes.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         You can call MacKenzie  Partners,  Inc., the information  agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885  (toll-free).  See the back cover of this Offer to Purchase.

To the Stockholders of Fox & Hound Restaurant Group:

                                  INTRODUCTION

         We, NPSP Acquisition Corp. (the  "Purchaser"),  a Delaware  corporation and wholly owned  subsidiary of F&H  Acquisition  Corp., a Delaware  corporation
("Parent"), are offering to purchase all outstanding shares of common stock (the
"Common  Stock"),  par  value  $0.01 per share  (the  "Shares"),  of Fox & Hound
Restaurant  Group, a Delaware  corporation  ("Fox & Hound" or the "Company") for
$16.30 per Share,  net to the seller in cash,  upon the terms and subject to the conditions  set  forth in this  Offer to  Purchase  and the  related  Letter  of
Transmittal  (which,  together  with  any  amendments  or  supplements  thereto, collectively constitute the "Offer"). Stockholders who have Shares registered in their own names and tender  directly to American Stock Transfer & Trust Company, the depositary for the Offer (the "Depositary"),  will not have to pay brokerage fees or commissions.  Stockholders  with Shares held in street name by a broker, dealer,  bank,  trust company or other nominee should consult with their nominee to  determine  if they  charge  any  transaction  fees.  Except  as set forth in
Instruction 6 of the Letter of  Transmittal,  stockholders  will not have to pay transfer  taxes on the sale of Shares  pursuant  to the  Offer.  We will pay all charges  and  expenses of the  Depositary  and  MacKenzie  Partners,  Inc.  (the
"Information   Agent")   incurred  in  connection  with  the  Offer.   See  "The
Offer--Section 17".

         The Offer is being made  pursuant to an  Agreement  and Plan of Merger, dated January 30, 2006 (the "Merger Agreement"),  by and among Parent, Purchaser and Fox & Hound, and for limited  purposes,  Newcastle  Partners,  L.P., a Texas limited  partnership  ("Newcastle")  and Steel  Partners  II,  L.P.,  a Delaware
limited  partnership  ("Steel").  Pursuant to the Merger  Agreement,  as soon as practicable  after the completion of the Offer and the satisfaction or waiver of all  conditions to the Merger (as defined  below),  the Purchaser will be merged with  and  into  Fox &  Hound  with  Fox  &  Hound  surviving  the  Merger  as a wholly-owned  subsidiary  of  F&H  Acquisition  Corp.  (the  "Merger").  At  the
Effective  Time of the Merger,  each Share then  outstanding  (other than Shares owned by Parent, the Purchaser, or by stockholders,  if any, who are entitled to and properly exercise  dissenters'  rights under Delaware law) will be converted into the right to receive  $16.30 per Share of Common Stock net to the seller in cash, or any higher price per Share paid in the Offer (such price being referred to herein as the  "Offer  Price"),  without  interest  thereon  (and  subject to applicable  withholding  taxes).  Stockholders who exercise  dissenters'  rights under  Delaware law will receive a  judicially  determined  fair value for their
Shares, which value could be more or less than the price per Share to be paid in the  Merger.  (See  Section 12 - "Purpose of the Offer;  Plans for the  Company;
Statutory Requirements; Approval of the Merger; Appraisal Rights.")

         The  Merger  Agreement  is more  fully  described  in Section 13 - "The
Transaction Documents."

         THE  BOARD  OF  DIRECTORS  OF  THE  COMPANY,  BASED  ON  THE  UNANIMOUS
RECOMMENDATION  OF A SPECIAL COMMITTEE  CONSISTING OF INDEPENDENT  DIRECTORS AND
THE ADVICE OF  INDEPENDENT  COUNSEL  AND  FINANCIAL  ADVISORS,  HAS  UNANIMOUSLY
APPROVED THE OFFER AND THE MERGER,  DETERMINED THAT THE MERGER AGREEMENT AND THE
OFFER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS,
AND RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER TO THE STOCKHOLDERS,  AND THAT
THE  STOCKHOLDERS  TENDER THEIR SHARES IN THE OFFER AND, IF APPLICABLE,  VOTE TO
ADOPT THE MERGER AGREEMENT.

         The Company has advised the  Purchaser  that the Board of Directors has received  the opinion of North  Point  Advisors  LLC,  the  Company's  financial advisor,  to the  effect  that as of such date and based on and  subject  to the matters  stated in such opinion,  the $16.30 per share in cash to be received by the holders of Shares  (other than Parent,  the  Purchaser  or their  respective affiliates)  pursuant to the Offer and the Merger is fair from a financial point of view to such  holders.  Copies  of those  opinions  are set  forth in full as exhibits  to the  Company's  Solicitation/Recommendation  Statement  on Schedule
14D-9 (the "Schedule  14D-9") filed with the Securities and Exchange  Commission
(the  "Commission")  on  February  3,  2006 and  which is  being  mailed  to the
Company's  stockholders.  STOCKHOLDERS  ARE  URGED TO READ THE FULL  TEXT OF THE
OPINIONS CAREFULLY.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,  THERE BEING VALIDLY
TENDERED  AND NOT  WITHDRAWN  BEFORE  THE  EXPIRATION  OF THE  OFFER A NUMBER OF
SHARES,   WHICH,  TOGETHER  WITH  THE  SHARES  THEN  OWNED  BY  PARENT  AND  ITS
SUBSIDIARIES,  REPRESENTS  AT LEAST A  MAJORITY  OF THE  TOTAL  NUMBER OF SHARES
OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

         The  Company has  represented  in the Merger  Agreement  that as of the close of business on January 27,  2006,  (i)  10,048,331  shares of Common Stock were issued and  outstanding,  (ii) no shares of preferred stock were issued and outstanding,  and (iii)  2,373,082  shares of Common  Stock  were  reserved  for issuance  pursuant to outstanding  Company  options.  Parent  beneficially  owns
836,049 Shares,  representing  approximately 8.3% of the outstanding Shares. The
Company has informed Parent and the Purchaser that as of February 1, 2006, there were 10,045,641 shares of Common Stock issued and outstanding.

         The  purpose  of the Offer is to  acquire  control  of,  and the entire equity  interest in, the Company.  We currently  intend,  as soon as practicable after consummation of the Offer, to seek maximum representation on the Company's
Board  of  Directors  (the  "Company  Board")  and to seek to have  the  Company consummate a merger or other similar business combination with us (or one of our subsidiaries).  Under the Delaware Law, if we acquire,  pursuant to the Offer or otherwise,  at least 90% of the outstanding  Shares, we believe we would be able to approve a merger or other business  combination without a vote of the Company
Board  or  other  stockholders.  If we do  not  acquire  at  least  90%  of  the outstanding  Shares, we will have to seek approval of a merger or other business combination  by the  Company's  stockholders.  Approval  of a  merger  or  other business  combination  requires the affirmative vote of holders of a majority of the  outstanding  Shares.  Pursuant  to such  merger  or  business  combination, outstanding Shares not owned by Parent or its subsidiaries  (including us) would be converted  into the right to receive cash in an amount equal to the price per
Share provided pursuant to the Offer.

         Parent and the  Purchaser  have been  advised by the  Company  that the
Company  did not  declare  any  dividends  in fiscal  2004 and 2003 and does not anticipate  paying any cash dividends in the foreseeable  future.  If we acquire control of the Company,  we currently  intend that no dividends will be declared on the Shares  prior to the  acquisition  of the entire  equity  interest in the
Company.

         This Offer to Purchase and the related  Letter of  Transmittal  contain important  information,  and you should  carefully  read both in their  entirety before you make a decision with respect to the Offer.

                                    THE OFFER

         1.       TERMS  OF  THE  OFFER.  Upon  the  terms  and  subject  to the conditions  set forth in the Offer,  we will  accept for payment and pay for all
Shares that are validly  tendered  before the Expiration Date and not withdrawn.
"Expiration  Date"  means  12:00  Midnight,  New York City  time,  on  Thursday,
February 16, 2006,  unless extended,  in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

         The Offer is conditioned upon, among other things,  the satisfaction of the Minimum Condition and the other conditions set forth in "The  Offer--Section
15".

         In the Merger  Agreement,  we have agreed that we will not, without the prior  written  consent of the Company,  extend the Offer beyond the  Expiration
Date,  except that we may, without the consent of the Company,  extend the Offer as  follows:  (i)  if,  at any  scheduled  expiration  of the  Offer  any of the conditions to the Offer including,  without  limitation,  the Minimum  Condition shall not have been satisfied or waived, we may extend the Offer for one or more periods as reasonably  necessary to permit such  condition to be  satisfied,  in increments  of not more than five  business  days  each;  (ii) we may extend the
Offer  for  such  period  as  may  be  required  by  any  rule,   regulation  or
interpretation  of the Commission or the staff thereof  applicable to the Offer;
or (iii) if, at any scheduled expiration of the Offer, the number of Shares that shall  have been  validly  tendered  and not  withdrawn  pursuant  to the Offer, together with any Shares then owned by Parent or its subsidiaries (including us)
satisfies  the  Minimum  Condition  but  represents  less than 90% of the Shares outstanding,  we may  extend  the Offer  (one or more  times)  for an  aggregate additional  period of not more than twenty  (20)  business  days.  Our rights to extend the Offer pursuant to the foregoing clauses (i) through (iii) are subject to the Company's right to terminate the Merger  Agreement if the Offer shall not have been  consummated by May 31, 2006. We may also,  without the consent of the
Company,  and shall if  requested by the  Company,  make  available a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Subsequent Offering Period") of not
less than 10  business  days nor more  than 20  business  days.  There can be no assurance that we will exercise our right to extend the Offer.

         Subject to the applicable  rules and regulations of the Commission,  we expressly  reserve the right, in our sole  discretion,  to delay  acceptance for payment of any Shares (or delay  payment for any Shares,  regardless  of whether such  Shares  were  theretofore  accepted  for  payment)  pending the receipt of required governmental  consents, or, subject to the limitations set forth in the
Merger  Agreement,  to terminate  the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the failure of any of the Offer  Conditions,  by giving oral or written notice of such delay or termination to the  Depositary.  Our right to delay payment for any Shares or not to pay for any Shares  theretofore  accepted  for  payment is subject to the applicable  rules and  regulations  of the  Commission,  including Rule 14e-1(c)
under the Exchange Act relating to our obligation to pay for or return  tendered
Shares promptly after the termination or withdrawal of the Offer.

         If we extend the Offer,  are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the
Offer for any reason, then, without prejudice to our rights under the Offer, the
Depositary may, on our behalf,  retain all Shares tendered,  and such Shares may not be withdrawn except as provided in "The  Offer--Section  4". Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to  applicable  law,  which  requires that we pay the  consideration  offered or return the Shares  deposited by or on behalf of stockholders  promptly after the termination or withdrawal of the Offer.

         Any  extension,  delay,  termination,  waiver or amendment of the Offer will be followed as promptly as  practicable by a public  announcement  thereof.
Without  limiting  the  manner  in  which  we may  choose  to  make  any  public announcement,  we will have no  obligation  (except  as  otherwise  required  by applicable law) to publish,  advertise or otherwise  communicate any such public announcement  other than by making a release to the Dow Jones News  Service.  In the case of an extension  of the Offer,  we will make a public  announcement  of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

         We have also agreed in the Merger  Agreement that we will not,  without the prior written consent of the Company:  (i) decrease the amount or change the form of consideration  payable in the Offer;  (ii) decrease the number of Shares sought in the Offer;  (iii)  impose  additional  conditions  to the Offer;  (iv)
purchase  any Shares  pursuant  to the Offer that when added to shares  owned by
Parent and its affiliates  would represent less than the Minimum  Condition;  or
(v) amend any other term or condition of the Offer in any manner  adverse to the holders of Shares.

         If the Minimum  Condition or any of the other Offer  Conditions has not been satisfied by Midnight,  New York City time, on Thursday,  February 16, 2006
(or any other time then set as the Expiration Date), we may elect (i) subject to the  qualifications  described above with respect to the extension of the Offer, to extend the Offer and,  subject to applicable  withdrawal  rights,  retain all tendered Shares until the expiration of the Offer,  as extended,  subject to the terms of the  Offer,  (ii)  subject  to  complying  with  applicable  rules  and regulations  of the  Commission  and  to  the  terms  of  the  Merger  Agreement
(including,  if necessary,  obtaining the prior written consent of the Company), to accept for payment all Shares so tendered and not extend the Offer,  or (iii)
subject to the terms of the Merger  Agreement,  to  terminate  the Offer and not accept for  payment  any Shares and  return  all  tendered  Shares to  tendering stockholders.

         Except as set forth  above,  and  subject to the  applicable  rules and regulations  of the  Commission,  we  expressly  reserve  the right to waive any condition  of the Offer (other than the Minimum  Condition),  increase the Offer
Price or amend the Offer in any  respect.  Any  extension  of the period  during which  the  Offer  is open,  or delay in  acceptance  for  payment  or  payment, termination  or  amendment  of the  Offer,  will  be  followed  as  promptly  as practicable by public announcement  thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time,  on the next business day after the previously  scheduled  Expiration Date in accordance with the public  announcement  requirements  of Rule 14d-4(c) under the Exchange Act.
Without  limiting our  obligation  under such rule or the manner in which we may
choose  to  make  any  public   announcement,   we  currently   intend  to  make
announcements  by  issuing a press  release to the Dow Jones  News  Service  and making any appropriate filing with the Commission.

         If we  make  a  material  change  in the  terms  of  the  Offer  or the information  concerning  the Offer or if we waive a  material  condition  of the
Offer,  we will  disseminate  additional  tender offer  materials and extend the
Offer if and to the extent  required  by Rules  14d-4(c),  14d-6(c)  and 14(e)-1 under the  Exchange  Act  (which  require  that  material  changes  be  promptly disseminated to stockholders in a manner  reasonably  designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open  following  material  changes  in the  terms of the  offer  or  information concerning the offer,  other than a change in price or a change in percentage of securities sought,  will depend upon the facts and circumstances,  including the relative  materiality of the terms or information  changes.  In the Commission's view,  an offer should  remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders,  and with  respect  to a change  in price or a change  in  percentage  of  securities sought,  a minimum ten business  day period is  generally  required to allow for adequate  dissemination to stockholders and investor  response.  For purposes of the Offer,  a "business  day" means any day other than a  Saturday,  Sunday or a federal  holiday,  and consists of the time period from 12:01 a.m. through 12:00
Midnight, New York City time.

         The Company has provided  Parent and us with the Company's  stockholder lists and security  position listings for the purpose of disseminating the Offer to  holders of  Shares.  Parent  and us and our  agents  will mail this Offer to
Purchase and the related  Letter of  Transmittal to record holders of Shares and will  furnish same to brokers,  dealers,  commercial  banks and similar  persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable,  who are listed as participants in a clearing  agency's  security position listing, for subsequent transmittal to beneficial owners of Shares.

         2.       ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the  conditions  of the Offer,  we will  accept for  payment  and pay for all
Shares  validly  tendered and not withdrawn  promptly  after the  termination or withdrawal of the Offer.  For a description  of our right to terminate the Offer and not accept for payment or pay for Shares, see "The Offer--Section 15". If we
increase the  consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.
We do not presently intend to seek to assert the conditions listed in Section 15 after the Expiration Date of the Offer.

         We will pay for Shares  accepted  for payment  pursuant to the Offer by depositing the purchase price with the Depositary,  which will act as your agent for the purpose of receiving  payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry  transfer of such Shares into the
Depositary's  account at the  Book-Entry  Transfer  Facility (as defined in "The
Offer--Section  3")),  (ii) a properly  completed  and duly  executed  Letter of
Transmittal (or facsimile thereof) and (iii) any other required documents. For a description  of the procedure for tendering  Shares  pursuant to the Offer,  see
"The  Offer--Section  3".   Accordingly,   payment  may  be  made  to  tendering
stockholders  at  different  times if delivery of the Shares and other  required documents occurs at different times. Under no circumstances will we pay interest on the  consideration  paid for Shares pursuant to the Offer,  regardless of any delay in making such payment.

         For  purposes  of the Offer,  we shall be deemed to have  accepted  for payment  tendered  Shares when, as and if we give oral or written  notice of our acceptance to the Depositary.

         We reserve the right to  transfer  or assign,  in whole or from time to time in part,  to one or more of our  affiliates  the right to  purchase  Shares tendered  pursuant to the Offer,  but any such transfer or  assignment  will not relieve  us of our  obligations  under the  Offer or  prejudice  your  rights to receive payment for Shares validly tendered and accepted for payment.

         If any tendered Shares are not purchased  pursuant to the Offer for any reason,  or if  certificates  are  submitted  for more Shares than are tendered, certificates for such unpurchased or untendered  Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer  Facility),  without expense to you, promptly following the expiration or termination of the Offer.

         3.       PROCEDURE FOR TENDERING SHARES.

         VALID TENDER OF SHARES. To tender Shares pursuant to the Offer,  either
(i) the  Depositary  must receive at one of its  addresses set forth on the back cover of this Offer to  Purchase  (a) a  properly  completed  and duly  executed
Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b)  certificates for the Shares to be tendered or delivery  of such Shares  pursuant to the  procedures  for  book-entry  transfer described  below  (and a  confirmation  of such  delivery  including  an Agent's
Message (as defined  below) if the  tendering  stockholder  has not  delivered a

Letter  of  Transmittal),  in each  case by the  Expiration  Date,  or (ii)  the guaranteed delivery procedure described below must be complied with.

         THE  METHOD OF  DELIVERY  OF SHARES AND ALL OTHER  REQUIRED  DOCUMENTS,
INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY,  IS AT YOUR OPTION AND RISK,
AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY  RECEIVED BY THE DEPOSITARY.
IF CERTIFICATES  FOR SHARES ARE SENT BY MAIL, WE RECOMMEND  REGISTERED MAIL WITH
RETURN RECEIPT REQUESTED,  PROPERLY INSURED,  IN TIME TO BE RECEIVED ON OR PRIOR
TO THE EXPIRATION DATE.

         The tender of Shares  pursuant to any one of the  procedures  described
above  will   constitute   your  acceptance  of  the  Offer,  as  well  as  your
representation  and warranty that (i) you own the Shares being  tendered  within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies  with Rule  14e-4  under the  Exchange  Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of  Transmittal.  Our  acceptance  for payment of Shares tendered  by you  pursuant  to the Offer  will  constitute  a binding  agreement between  us with  respect  to such  Shares,  upon the terms and  subject  to the conditions of the Offer.

         BOOK-ENTRY  DELIVERY.  The  Depositary  will  establish an account with respect to the Shares for purposes of the Offer at The Depository  Trust Company
(the "Book-Entry  Transfer Facility") within two business days after the date of this Offer to Purchase.  Any financial  institution that is a participant in the system of the  Book-Entry  Transfer  Facility may deliver  Shares by causing the
Book-Entry  Transfer  Facility  to transfer  such  Shares into the  Depositary's account in accordance with the procedures of the Book-Entry  Transfer  Facility.
However,  although  delivery  of  Shares  may  be  effected  through  book-entry transfer,  the Letter of Transmittal (or facsimile  thereof) properly  completed and duly executed together with any required signature  guarantees or an Agent's
Message and any other required  documents  must, in any case, be received by the
Depositary  at one of its addresses set forth on the back cover of this Offer to
Purchase by the Expiration Date, or the guaranteed  delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required  documents to the  Book-Entry  Transfer  Facility  does not  constitute delivery to the Depositary.  "Agent's  Message" means a message,  transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part  of a  book-entry  confirmation  stating  that  the  Book-Entry  Transfer
Facility  has received an express  acknowledgment  from the  participant  in the
Book-Entry  Transfer Facility  tendering the Shares that are the subject of such book-entry  confirmation  that such  participant has received,  and agrees to be bound  by,  the terms of the  Letter of  Transmittal  and that the  Company  may enforce such agreement against such participant.

         SIGNATURE GUARANTEES. All signatures on a Letter of Transmittal must be guaranteed by a financial  institution  (including most banks,  savings and loan associations  and brokerage  houses) that is a member of a recognized  Medallion
Program  approved by The Securities  Transfer  Association  Inc.,  including the
Securities  Transfer  Agents  Medallion  Program  (STAMP),  the  Stock  Exchange
Medallion  Program  (SEMP)  and the New  York  Stock  Exchange,  Inc.  Medallion
Signature Program (MSP) or any other "eligible  guarantor  institution" (as such term is defined  in Rule  17Ad-15  under the  Exchange  Act) (each an  "Eligible
Institution"),  unless (i) the Letter of Transmittal is signed by the registered holder of the Shares  tendered  therewith  and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii)
such  Shares are  tendered  for the  account  of an  Eligible  Institution.  See
Instructions 1 and 5 of the Letter of Transmittal.

         GUARANTEED DELIVERY. If you wish to tender Shares pursuant to the Offer and  cannot  deliver  such  Shares  and  all  other  required  documents  to the
Depositary by the Expiration  Date or cannot complete the procedure for delivery by  book-entry  transfer on a timely  basis,  you may  nevertheless  tender such
Shares if all of the following conditions are met:

         o    such tender is made by or through an Eligible Institution;

         o    a  properly  completed  and duly  executed  Notice  of  Guaranteed
              Delivery in the form  provided by the Purchaser is received by the
              Depositary (as provided below) by the Expiration Date; and

         o    the   certificates  for  such  Shares  (or  a  confirmation  of  a book-entry  transfer of such Shares into the Depositary's  account at the  Book-Entry  Transfer  Facility),  together with a properly completed and duly executed  Letter of  Transmittal  (or facsimile

                                       10

              thereof)  together  with any  required  signature  guarantee or an
              Agent's Message and any other required documents,  are received by the  Depositary  within  three  business  days  after  the date of execution of the Notice of Guaranteed Delivery.

         The  Notice  of  Guaranteed  Delivery  may  be  delivered  by  hand  or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

         BACKUP  WITHHOLDING.  Under the U.S.  federal  income tax laws,  backup withholding  will apply to any  payments  made  pursuant to the Offer unless you provide the  Depositary  with your correct  taxpayer  identification  number and certify that you are not subject to such backup  withholding  by completing  the
Substitute  Form  W-9  included  in the  Letter  of  Transmittal.  If you  are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

         APPOINTMENT  OF  PROXY.  By  executing  a Letter  of  Transmittal,  you irrevocably appoint our designees as your proxies in the manner set forth in the
Letter of  Transmittal  to the full extent of your  rights  with  respect to the
Shares  tendered and accepted for payment by us (and any and all other Shares or other  securities  issued or  issuable  in  respect  of such  Shares on or after
January 6, 2006).  All such proxies are irrevocable and coupled with an interest in the tendered  Shares.  Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment,  all prior proxies and  consents  granted by you with  respect to such Shares and other  securities will, without further action, be revoked, and no subsequent proxies may be given
(and, if previously  given,  will cease to be effective).  Our designees will be empowered  to  exercise  all your  voting  and other  rights  as they,  in their reasonable  discretion,  may deem  proper at any  annual,  special or  adjourned meeting of the Company's stockholders.  We reserve the right to require that, in order for Shares to be deemed validly tendered,  immediately upon our acceptance for payment of such  Shares,  we or our designee  must be able to exercise  full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders).

         The foregoing proxies are effective only upon acceptance for payment of
Shares  pursuant to the Offer.  The Offer does not constitute a solicitation  of proxies,  absent  a  purchase  of  Shares,  for  any  meeting  of the  Company's stockholders.

         DETERMINATION  OF  VALIDITY.  We  will  determine,  in  our  reasonable discretion,  all  questions  as to the  form  of  documents  and  the  validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares,  and our  determination  shall be final and  binding,  subject to the tendering stockholder's right to bring any dispute with respect thereto before a court of competent jurisdiction.  We reserve the absolute right to reject any or all  tenders  of  Shares  that  we  determine  not to be in  proper  form or the acceptance  for  payment of or  payment  for which  may,  in the  opinion of our counsel, be unlawful.  We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Depositary, the
Information  Agent  or  any  other  person  will  be  under  any  duty  to  give notification  of any  defect or  irregularity  in  tenders or waiver of any such defect or  irregularity  or incur any  liability  for  failure  to give any such notification.

         4.       WITHDRAWAL  RIGHTS.  You may  withdraw  tenders of Shares made pursuant to the Offer at any time before the Expiration Date.  Thereafter,  such tenders are irrevocable, except that they may be withdrawn after March 16, 2006, unless such Shares have been  accepted  for payment as provided in this Offer to
Purchase.  If we extend the period of time during  which the Offer is open,  are delayed in  accepting  for  payment or paying for Shares or are unable to accept for  payment  or pay for  Shares  pursuant  to the Offer for any  reason,  then, without  prejudice to our rights  under the Offer,  the  Depositary  may, on our behalf, retain all Shares tendered,  and such Shares may not be withdrawn except as otherwise provided in this Section 4.

         For your withdrawal to be effective, a written,  telegraphic,  telex or facsimile  transmission  notice of withdrawal with respect to the Shares must be timely  received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase,  and the notice of withdrawal  must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the  registered  holder of Shares,  if different from that of the person who tendered such Shares.  If the Shares to be withdrawn have been  delivered  to the  Depositary,  a signed  notice of  withdrawal  with
(except in the case of Shares  tendered by an Eligible  Institution)  signatures

                                       11

guaranteed by an Eligible  Institution  must be submitted  before the release of such  Shares.  In  addition,  such  notice must  specify,  in the case of Shares tendered by  delivery of  certificates,  the name of the  registered  holder (if different from that of the tendering  stockholder)  and the serial numbers shown on the particular  certificates evidencing the Shares to be withdrawn or, in the case of Shares  tendered  by  book-entry  transfer,  the name and  number of the account at the  Book-Entry  Transfer  Facility to be credited with the withdrawn
Shares.  Withdrawals may not be rescinded,  and Shares withdrawn will thereafter be deemed not validly tendered.  However,  withdrawn Shares may be retendered by again following one of the procedures described in "The Offer--Section 3" at any time before the Expiration Date.

         If we include a Subsequent Offering Period (as described in more detail in "The  Offer--Section 1") following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent  Offering Period and no withdrawal  rights apply during such Subsequent  Offering Period with respect to Shares  previously tendered in the Offer and accepted for payment.

         We will determine,  in our reasonable  discretion,  all questions as to the form and validity  (including  time of receipt) of any notice of withdrawal, and our  determination  shall be final and binding.  None of the Purchaser,  the
Depositary,  the Information Agent or any other person will be under any duty to give  notification  of any defect or irregularity in any notice of withdrawal or waiver of any such defect or  irregularity or incur any liability for failure to give any such notification.

         5.       MATERIAL  TAX  CONSIDERATIONS.  THE U.S.  FEDERAL  INCOME  TAX
DISCUSSION  SET FORTH BELOW IS BASED UPON  PRESENT  LAW.  DUE TO THE  INDIVIDUAL
NATURE OF MATERIAL TAX CONSEQUENCES,  YOU ARE URGED TO CONSULT YOUR TAX ADVISORS
AS TO THE SPECIFIC TAX  CONSEQUENCES TO YOU OF THE OFFER,  INCLUDING THE EFFECTS
OF APPLICABLE STATE, LOCAL AND OTHER TAX LAWS. The following  discussion may not apply to certain  stockholders.  For example,  the following  discussion may not apply to you if you  acquired  your  Shares  pursuant  to the  exercise of stock options  or other  compensation  arrangements  with the  Company,  you are not a citizen or resident of the United States or you are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

         Your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable  state,  local and other tax laws.  In general,  if you tender Shares pursuant to the Offer,  you will  recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor.  Such gain or loss will be capital gain or loss if you hold the Shares as capital  assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

         A stockholder whose shares are purchased in the Offer may be subject to backup withholding  unless certain  information is provided to the Depositary or an exemption applies. See "The Offer--Section 3--Backup Withholding".

         6.       PRICE  RANGE OF  SHARES;  DIVIDENDS.  The Shares are traded on
Nasdaq under the symbol  "FOXX." The following  table sets forth for the periods indicated  the high and low sales prices per Share on Nasdaq during each quarter presented:

               Fiscal Year Ended
               2003                                  High                  Low
                                                     ----                  ---
                         First Quarter                $9.68                $7.10
                         Second Quarter                9.21                 7.05
                         Third Quarter                10.95                 9.10
                         Fourth Quarter               12.46                10.30
               2004
                         First Quarter                14.40                11.19
                         Second Quarter               16.20                12.19
                         Third Quarter                14.37                 9.47
                         Fourth Quarter               11.79                 8.60
               2005
                         First Quarter                12.36                10.51

                                       12

                         Second Quarter               12.61                10.95
                         Third Quarter                13.26                11.18
                         Fourth Quarter               13.10                10.16

         DIVIDENDS.  According to the Company 10-K,  the Company did not declare any  dividends in fiscal 2004 and 2003 and does not  anticipate  paying any cash dividends in the foreseeable  future.  If we acquire control of the Company,  we currently  intend that no dividends  will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

         On December 9, 2005, the last full business day before the announcement of our  intention to commence the Offer,  the last  reported  sales price of the
Common  Stock  reported on Nasdaq was $13.22 per share.  Please  obtain a recent quotation for your shares prior to deciding whether or not to tender.

         7.       POSSIBLE  EFFECTS OF THE OFFER ON THE  MARKET FOR THE  SHARES;
STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

         POSSIBLE  EFFECTS  OF THE OFFER ON THE MARKET  FOR THE  SHARES.  If the
merger  of the  Company  and us (or  one of our  subsidiaries)  is  consummated, stockholders  not tendering their Shares in the Offer (other than those properly exercising  their appraisal  rights) will receive cash in an amount equal to the price per Share paid in the Offer.  Therefore,  if such merger takes place,  the only difference  between tendering and not tendering Shares in the Offer is that tendering  stockholders will be paid earlier.  If, however,  the merger does not take place and the Offer is consummated,  the number of stockholders  and Shares that are still in the hands of the  public  may be so small  that  there will no longer be an active or liquid  public  trading  market (or  possibly  any public trading  market) for Shares held by  stockholders  other than the Purchaser.  We cannot  predict  whether  the  reduction  in the  number  of Shares  that  might otherwise  trade  publicly  would have an adverse  or  beneficial  effect on the market  price for, or  marketability  of, the Shares or whether  such  reduction would cause  future  market  prices to be greater or less than the price paid in the Offer.

         STOCK  EXCHANGE  LISTING.  As stated above,  the  Company's  Shares are presently  listed on  Nasdaq.  Depending  upon the  number  of Shares  purchased pursuant to the Offer,  the purchase of the Shares by the Purchaser  pursuant to the Offer will reduce the number of Shares that might  otherwise  trade publicly and will reduce the number of holders of Shares,  which could  adversely  affect the liquidity and market value of the remaining Shares held by the public.  Even if the merger is not completed,  depending upon the number of Shares tendered to and  purchased  by  Purchaser  in the Offer,  the Shares may no longer  meet the requirements  of the National  Association  of Securities  Dealers for continued
inclusion on Nasdaq.

         If Nasdaq ceased  publishing  quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter  market and that price or other quotations would be reported by other sources.  The extent of the public  market for the  Shares and the  availability  of such  quotations  would depend,  however,  upon  such  factors  as the  number of  stockholders  and the aggregate  market  value of the Shares  available  in the public  market at such time,  the  interest  in  maintaining  a  market  in the  Shares  on the part of securities  firms, the possible  termination of registration  under the Exchange
Act as  described  below,  and other  factors.  We cannot  predict  whether  the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial  effect on the market price for, or  marketability  of, the Shares,  or whether it would  cause  future  market  prices to be greater or lesser than the price Purchaser is currently offering.

         REGISTRATION   UNDER  THE  EXCHANGE   ACT.  The  Shares  are  currently
registered  under the Exchange Act.  Such  registration  may be terminated  upon application  of the  Company to the SEC if the Shares  are  neither  listed on a national  securities  exchange  nor  held  by 300 or  more  holders  of  record.
Termination  of the  registration  of the Shares  under the  Exchange  Act would substantially  reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the
Exchange  Act, such as the  short-swing  profit  recovery  provisions of Section
16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder's  meeting and the related  requirement to furnish an annual report to  stockholders  and the  requirements of Rule 13e-3 under the
Exchange Act with respect to "going private" transactions,  no longer applicable to the Shares.  Furthermore,  "affiliates"  of the  Company and persons  holding
"restricted securities" of the Company may be deprived of the ability to dispose of such securities  pursuant to Rule 144 promulgated under the Securities Act of

                                       13

1933 (the "Securities Act"). We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after  consummation of the Offer as the  requirements for termination of registration of the Shares are met.

         8.       CERTAIN  INFORMATION  CONCERNING THE COMPANY.  The information concerning  the Company  contained in this Offer to Purchase has been taken from or based upon publicly available  documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser,  the Sponsors, the Information Agent or the Depositary
can take  responsibility  for the accuracy or  completeness  of the  information contained  in such  documents  and  records or for any failure by the Company to disclose  events  which may have  occurred  or may  affect the  significance  or accuracy of any such information but which are unknown to Parent, the Purchaser, the Sponsors, the Information Agent or the Depositary.

         According to the Company  10-K,  the Company is a Delaware  corporation with its principal  executive  offices at 1551 North Waterfront  Parkway,  Suite
310,  Wichita,  Kansas 67206. The Company's  telephone number is (316) 634-0505.
The  Company  owns and  operates  77  restaurants  under the "Fox and Hound" and
"Bailey's"  brand names that each provide a social gathering place offering high quality food, drinks and entertainment in an upscale, casual environment.

         ADDITIONAL  INFORMATION.  The  Company is subject to the  informational requirements  of the Exchange Act and in  accordance  therewith  files  periodic reports,  proxy  statements and other  information  with the SEC relating to its business,  financial  condition  and other  matters.  The Company is required to disclose in such proxy statements certain  information,  as of particular dates, concerning  the  Company's  directors and officers,  their  remuneration,  stock options granted to them, the principal  holders of the Company's  securities and any material  interest of such persons in  transactions  with the Company.  Such reports,  proxy statements and other  information may be inspected at the public reference room  maintained by the SEC at 100 F Street,  N.E.,  Washington,  D.C.
20549. Copies of such material can also be obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Washington,  D.C. 20549,
or free of charge at the Web site  maintained by the SEC at  http://www.sec.gov.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the public reference room.

         9.       CERTAIN  INFORMATION  CONCERNING  THE  PURCHASER,  PARENT  AND
SPONSORS. We are a Delaware corporation  incorporated on December 19, 2005, with principal  executive offices at 300 Crescent Court,  Suite 1110,  Dallas,  Texas
75201.  The  telephone  number  of our  principal  executive  offices  is  (214)
661-7474.  We were formed to serve as an acquisition vehicle for Parent, with no current  operations  other than those incident to the commencement of the Offer.
The Purchaser is a wholly owned subsidiary of Parent.

         Parent is a Delaware  corporation  incorporated  on December  12, 2005, with principal  executive  offices at 300 Crescent  Court,  Suite 1110,  Dallas,
Texas 75201. The telephone  number of Parent's  principal  executive  offices is
(214) 661-7474. Parent is owned by Newcastle and Steel.

         Newcastle is a private investment partnership that has been in business for over  twelve  years.  Newcastle  specializes  in  identifying,  researching, analyzing  and  investing in  under-valued  securities.  Newcastle's  investment approach  employs the solid,  proven  principles of a  disciplined,  value-based strategy focused primarily on smaller capitalization  companies.  As part of its investment strategy, Newcastle has a demonstrated expertise in making active and control investments.

         Newcastle beneficially owns 836,049 Shares of the Company, representing approximately 8.3% of the Company's  outstanding  Shares. As the general partner of Newcastle,  Newcastle Capital Management,  L.P. ("Newcastle  Capital") may be
deemed to beneficially  own the 836,049  Shares,  or  approximately  8.3% of the
Company's  outstanding  Shares,  beneficially owned by Newcastle.  The principal business of Newcastle Capital is acting as the general partner of Newcastle.  As the general  partner of  Newcastle  Capital,  Newcastle  Capital  Group,  L.L.C.
("Newcastle  Capital  Group")  may be deemed  to  beneficially  own the  836,049
Shares, or approximately 8.3% of the Company's outstanding Shares,  beneficially owned by Newcastle.  The principal business of Newcastle Capital Group is acting as the general partner of Newcastle  Capital.  Mark E. Schwarz,  as the managing member of Newcastle  Capital Group,  the general  partner of Newcastle  Capital, which  in turn is the  general  partner  of  Newcastle,  may also be  deemed  to beneficially  own the 836,049  Shares,  or  approximately  8.3% of the Company's outstanding Shares,  beneficially owned by Newcastle.  Collectively,  Newcastle,
Newcastle  Capital and  Newcastle  Capital  Group are  referred to herein as the

                                       14

"Newcastle  Entities."  Each of the Newcastle  Entities are organized  under the laws of the State of  Texas.  The  business  address  for each of the  Newcastle
Entities is 300 Crescent Court,  Suite 1110,  Dallas,  Texas 75201. The business telephone number for each of the Newcastle Entities is (214) 661-7474.

         Steel is a Delaware limited  partnership that invests in the securities of small cap  companies.  Warren  G.  Lichtenstein  is  Chairman  of the  Board,
Secretary and the Managing Member of Steel Partners,  L.L.C., a Delaware limited liability  company  ("Partners  LLC"),  which in turn is the general  partner of
Steel.  The principal  business of Partners LLC is acting as the general partner of Steel.  The  principal  occupation  of Mr.  Lichtenstein  is investing in the securities  of small  cap  companies.  The  principal  business  address  of Mr.
Lichtenstein,  Partners  LLC and Steel is 590 Madison  Avenue,  32nd Floor,  New
York, New York 10022. As of the date hereof, Steel does not beneficially own any
Shares.  Collectively,  Steel and  Partners  LLC are  referred  to herein as the
"Steel  Entities." The business  telephone number for each of the Steel Entities is (212) 520-2300.

         The  name,  business  address,   principal  occupation  or  employment,
five-year  employment  history and  citizenship  of each  director and executive officer of the Newcastle Entities, the Steel Entities,  Parent and the Purchaser
and certain other information are set forth on Schedule I hereto.

         Except as set forth  elsewhere  in this Offer to Purchase or Schedule I or Schedule II to this Offer to Purchase:  (i) none of the  Newcastle  Entities, the Steel Entities, Parent or the Purchaser and, to the Newcastle Entities', the
Steel Entities',  Parent's and the Purchaser's knowledge,  the persons listed in
Schedule I hereto or any associate or majority owned subsidiary of the Newcastle
Entities, the Steel Entities,  Parent, the Purchaser or of any of the persons so listed,  beneficially  owns or has a right to  acquire  any  Shares or any other equity securities of the Company; (ii) none of the Newcastle Entities, the Steel
Entities,  Parent,  the  Purchaser  and, to the Newcastle  Entities',  the Steel
Entities',  Parent's  and the  Purchaser's  knowledge,  the  persons or entities referred to in clause (i) above has  effected any  transaction  in the Shares or any other equity  securities of the Company during the past 60 days;  (iii) none of the Newcastle Entities, the Steel Entities, Parent, the Purchaser and, to the
Newcastle  Entities',   the  Steel  Entities',   Parent's  and  the  Purchaser's
knowledge,  the persons listed in Schedule I to this Offer to Purchase,  has any contract, arrangement,  understanding or relationship with any other person with respect to any  securities  of the Company  (including,  but not limited to, any contract, arrangement,  understanding or relationship concerning the transfer or the voting of any such securities,  joint ventures, loan or option arrangements, puts or calls,  guaranties  of loans,  guaranties  against loss or the giving or withholding of proxies,  consents or authorizations);  (iv) during the two years before  the date of this  Offer to  Purchase,  there  have been no  transactions between the Newcastle Entities, the Steel Entities, Parent, the Purchaser, their subsidiaries or, to the Newcastle Entities',  the Steel Entities',  Parent's and
the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase,  on the one hand, and the Company or any of its executive officers, directors or affiliates,  on the other hand, that would require  reporting under
SEC rules and regulations;  and (v) during the two years before the date of this
Offer to Purchase,  there have been no contracts,  negotiations  or transactions between the Newcastle Entities, the Steel Entities, Parent, the Purchaser, their subsidiaries or, to the Newcastle Entities',  the Steel Entities',  Parent's and
the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to  Purchase,  on the one hand,  and the Company or any of its  subsidiaries  or
affiliates,   on  the  other  hand,   concerning  a  merger,   consolidation  or
acquisition,  a tender offer or other acquisition of securities,  an election of directors or a sale or other transfer of a material amount of assets.

         10.      SOURCE AND AMOUNT OF FUNDS. We will need approximately  $150.2 million to purchase all of the  outstanding  Shares pursuant to the Offer and to pay related fees and expenses.  As of February 2, 2006,  Newcastle and Steel had aggregate cash and cash equivalents and short-term investments  substantially in excess of the approximately  $150.2 million required to acquire the Shares.  The
Purchaser  intends  to obtain all funds  needed for the Offer  through a capital contribution  or a loan from  Newcastle  and Steel.  Newcastle and Steel plan to provide the funds for such capital  contribution from their available cash, cash equivalents  and  working  capital.  The Offer is not  subject to any  financing condition.

         11.      BACKGROUND OF THE OFFER. Below is a background  description of
Parent's involvement with the Company.

         On October 4, 2005,  the Company  announced  that it signed a letter of intent with Levine Leichtman  Capital  Partners  ("LLCP") for the acquisition of all of the  Company's  outstanding  Common Stock for an all cash price of $14.00

                                       15

per  share,  other  than  shares  held by certain  stockholders  and  members of management.  The  Company's  Board  created a Special  Committee of  independent directors to consider the proposal.  The Special Committee  unanimously approved the letter of intent  and  recommended  its  approval  by the  Board.  The Board unanimously  approved  the  Company  entering  into the  letter of intent  dated
October 4,  2005,  which has an  exclusivity  agreement  with LLCP that  extends through  January  31,  2006.  The  Company  agreed  not to  solicit  alternative transactions but may respond to certain unsolicited  proposals and may terminate the  exclusivity  agreement prior to January 31, 2006 upon receipt of a superior proposal for an alternative  transaction.  Under certain  circumstances,  if the
Company  terminates  the  exclusivity  agreement for a superior  proposal or the
Company  enters into an  agreement  with respect to an  alternative  transaction before  May 1,  2006,  the  Company  will be  required  to pay  LLCP a fee of $5 million. In addition,  the Company has agreed to reimburse LLCP for its expenses in certain circumstances.

         On November 21, 2005, Newcastle and its affiliates filed a Schedule 13G with the SEC indicating that Newcastle  beneficially  owned 675,400 Shares as of
November 18, 2005, representing 6.7% of the Company's outstanding Shares.

         On December 12, 2005, Parent issued a press release  announcing (i) its intention  to commence a cash tender offer to purchase all Shares of the Company not already  owned by it for $14.75 per Share and (ii) that  Newcastle and Steel expect to commence  the tender offer on or before  December  23,  2005.  Also on
December  12,  2005,  Parent,  Newcastle  and Steel sent a letter to the Special
Committee of the Company's Board  expressing  Parent's  willingness to negotiate and enter into a definitive tender offer/merger  agreement prior to commencement of the Offer. In the letter, Parent,  Newcastle and Steel expressed their belief that its all-cash offer is superior to the $14.00 proposal made in the letter of intent,  dated  October 4, 2005,  executed by the Company with LLCP,  as it will provide  stockholders and optionholders with immediate liquidity at a premium to market and an immediate opportunity to maximize their investment in the Company.

         On December 13, 2005,  Parent and its  affiliates  filed a Schedule 13D with the SEC  indicating  that the  Newcastle  Entities and Parent  beneficially owned 836,049 Shares as of December 12, 2005, representing 8.3% of the Company's outstanding Shares.

         On December 14, 2005,  Parent entered into discussions with the Company on the terms of a tender offer/merger  agreement.  Between December 15, 2005 and
December  19,  2005,  Parent and  Company and their  representatives  engaged in negotiations on the terms of the tender offer/merger agreement. The Company also provided the Parent with financial and legal due diligence during such period.

         On December 17, 2005,  representatives  of Newcastle and Steel met with certain members of management of the Company and discussed  possible terms for a negotiated and definitive tender offer/merger agreement.

         On December 19, 2005, Parent issued a press release  announcing that as a result  of its due  diligence  review  of  information  provided  to it by the
Company  that it has  revised  the  purchase  price per Share of the cash tender offer it has previously announced that it intends to commence to purchase all of the  outstanding  Shares of the  Company not owned by it for $14.75 per share to
$14.50 per share. Parent also announced in the press release that it has entered into  discussions  with  the  Company  on the  terms  of a  tender  offer/merger agreement.

         On December 20, 2005, Parent announced that it had signed and delivered in escrow a definitive tender offer/merger agreement (the "Merger Agreement") to acquire all of the outstanding Shares of the Company not already owned by it for
$14.50 per share.  The Merger  Agreement was held in escrow pursuant to a letter agreement (the "Escrow Letter") with the Company,  pursuant to which the Company agreed to execute  and  deliver  the Merger  Agreement  before  January 6, 2006, unless  prior to such time the  Company's  Board  determined  that the  proposal contemplated by the Merger Agreement does not constitute a superior offer or the
Company  gave  notice  to  Parent  that  the  Company  is  unable  to  make  the representations  and  warranties  or perform  its  obligations  under the Merger
Agreement.

         On  December  20,  2005,  the  Company  announced  that its  Board  has determined  that Parent's offer to enter into a negotiated  tender  offer/merger for  $14.50  per share in cash is a superior  offer to the  existing  $14.00 per share offer of LLCP.

                                       16

         On December 22, 2005, Parent issued a press release  announcing that it has  deferred  the date it intends to commence  the $14.50 per share cash tender offer to acquire all of the outstanding  Shares of the Company not already owned by it and that it  intends  to  commence  the  cash  tender  offer on or  before
December 30, 2005.  The deferral was made in light of the previous  announcement on  December  20, 2005 by Parent  that it has signed and  delivered  in escrow a fully-negotiated  Merger  Agreement and the announcement on December 20, 2005 by the Company  that  Parent's  $14.50 per share  offer is a superior  offer to the existing $14.00 per share offer of LLCP.

         From December 22, 2005 to December 28, 2005,  Parent  continued its due diligence review and discussions with the Company on the terms and timing of the tender  offer/merger  agreement.  On December  28, 2005,  Parent  issued a press release  announcing  that it has  increased the tender offer price to $15.50 per share for its cash tender  offer and that it intends to commence the cash tender offer on or before January 6, 2006. Also on December 28, 2005,  Parent delivered to the  Company an  amendment  to the  Merger  Agreement  pursuant  to which the
Company  agreed to execute and deliver the Merger  Agreement  before January 13,
2006, unless prior to such time the Company's Board determined that the proposal contemplated by the Merger Agreement does not constitute a superior offer or the
Company  gave  notice  to  Parent  that  the  Company  is  unable  to  make  the representations  and  warranties  or perform  its  obligations  under the Merger
Agreement.

         On December 30, 2005, the Company announced that it signed an Agreement and Plan of Merger with an affiliate of LLCP for the  acquisition  of all of the
Company's  outstanding  Shares for an all cash price of $15.50 per Share.  Under the terms of the Agreement and Plan of Merger,  the affiliate of LLCP has agreed to commence a tender  offer not later than January 6, 2006 to acquire all of the
Company's outstanding Shares at such price. The Company has agreed in the merger agreement not to solicit alternative  transactions.  The Company is permitted to respond to certain  unsolicited  proposals  and may  terminate the Agreement and
Plan  of  Merger  upon  receipt  of  a  superior  proposal  for  an  alternative
transaction.  Under  certain  circumstances,   if  the  Company  terminates  the
Agreement and Plan of Merger for a superior proposal, the Company enters into an agreement  with  respect to an  alternative  transaction  within  twelve  months following the  termination  of the Agreement and Plan of Merger,  or the Company
withdraws or adversely  modifies its  recommendation  of the offer,  the Company will be required to pay a $5 million fee to LLCP.  In addition,  the Company has agreed to reimburse LLCP for its expenses in certain  circumstances  of up to $1 million.  In  connection  with the execution of the Agreement and Plan of Merger with LLCP,  the  Company  notified  Newcastle  and Steel that their offer was no longer a  superior  proposal  and  that the  Company  will  not  enter  into the previously announced proposed transaction.

         On January 6, 2006,  the  Company  filed a  solicitation/recommendation statement  with  the  Securities  and  Exchange  Commission  on  Schedule  14D-9
announcing  (a) that the Company's  Board of Directors (i)  determined  that the
Agreement  and Plan of Merger  entered  into with an  affiliate  of LLCP and the transactions  contemplated  thereby are fair to and in the best interests of the
Company and its  stockholders,  (ii)  authorized and approved such Agreement and
Plan of Merger and related  tender  offer (the "LLCP  Offer"),  merger and other
transactions   contemplated  by  such  Agreement  and  Plan  of  Merger,   (iii)
recommended  that the  Company's  stockholders  accept the LLCP Offer and tender their shares of common stock of the Company to the offeror  thereof  pursuant to
the  LLCP  Offer  and  (iv)  recommended  that,  if  necessary,   the  Company's
stockholders  adopt  the  Agreement  and Plan of  Merger  entered  into  with an affiliate  of LLCP and approve  the related  merger and (b) that in light of the advertisement  of Newcastle  and Steel of a competing,  all cash offer of $15.50 per share which appeared in the January 6, 2006 New York Times, after reasonable inquiry,  to the best of the Company's  knowledge,  the  executive  officers and directors of the Company have not yet decided whether they will tender shares of common stock of the Company held of record or beneficially owned by such persons to the offeror in the LLCP Offer.

         On January 13, 2006,  Parent issued a press release  announcing that it has increased its tender offer price to $15.75 per share.

         On January 16, 2006, the Special  Committee of the Company's  Board met
and  recommended  that the Board  determine  that Parent's offer to enter into a merger  agreement  providing  for an  offer  price of  $15.75  per  share  could reasonably  be expected  to result in an offer  superior to the $15.50 per share tender offer pursuant to the LLCP  Agreement and Plan of Merger.  On January 16,
2006,  pursuant to Section  4.8 of the LLCP  Agreement  and Plan of Merger,  the
Company  delivered a Notice of Receipt of Company Takeover  Proposal (as defined in the LLCP  Agreement  and Plan of  Merger)  to LLCP  informing  LLCP  that the
Company had  received  an offer from Parent to enter into a tender  offer/merger

                                       17

agreement at a price of $15.75 per share and that the Board had determined  that this proposal could reasonably be expected to result in an offer superior to the
LLCP Agreement and Plan of Merger.

         On  January  17,  2006,  at 9:30 a.m.  (Eastern  Standard  Time),  LLCP
submitted a new  proposal  to the Company  raising its offer price to $16.00 per share. LLCP also submitted a revised  definitive merger agreement (the "Proposed
Amended LLCP Merger  Agreement") in which (i) the cap for reimbursable  expenses was  raised  from $1  million to $2  million  and (ii) the  termination  fee and expense  reimbursement  obligations  under  the  Proposed  Amended  LLCP  Merger
Agreement would also be triggered in the event that a person acquired beneficial ownership  of or entered  into an agreement or agreement in principle to acquire beneficial  ownership of 50% or more of the outstanding shares of Company common stock.  LLCP also informed the Company that it had obtained early termination of the waiting period under the  Hart-Scott-Rodino  Antitrust  Improvements  Act of
1976.  LLCP's offer pursuant to the Proposed  Amended LLCP Merger  Agreement was submitted on a  confidential  basis and provided the offer would expire upon the earlier to occur of (i) 2:00 p.m.  (Eastern  Standard Time) on January 17, 2006,
or (ii) the  adjournment  of a meeting of the Board  which had  previously  been scheduled for 11:00 a.m. (Eastern Standard Time) that morning. After the Special
Committee  reviewed and considered LLCP's $16.00 per share offer pursuant to the
Proposed  Amended  LLCP Merger  Agreement,  counsel  for the  Special  Committee informed LLCP that the Special  Committee would recommend  approval by the Board of the  Proposed  Amended  LLCP  Merger  Agreement,  provided  that the  expense reimbursement  cap remained at $1 million.  LLCP indicated that it was unwilling to offer $16.00 per share without an increase in the expense  reimbursement  cap to $2 million.

         At  approximately  11:00 a.m.  (Eastern  Standard  Time) on January 17,
2006,  LLCP informed  counsel to the Special  Committee that in order to provide greater  certainty  of  closing to the  Company,  it would  eliminate  the prior closing  condition  regarding  receipt of third party consents and approvals and regulatory  consents and  approvals  relating to state and local liquor  license matters.  LLCP further  indicated  that in connection  with this waiver it would require that the minimum  condition be amended to provide as a closing condition that a majority of shares of Company  common stock on a  fully-diluted  basis be tendered and not withdrawn,  and that the expense reimbursement cap be increased to $2 million as proposed by LLCP.  LLCP provided the Company with a new version of the Proposed Amended LLCP Merger Agreement reflecting these changes.

         On January 17, 2006, the Board unanimously authorized the execution and delivery by the Company of the  Proposed  Amended  LLCP  Merger  Agreement.  The
Company,  F&H Finance  Corp.,  Fox  Acquisition  Company,  and LLCP executed and delivered  the Amended  LLCP Merger  Agreement  on the  afternoon of January 17,
2006. The Company issued a press release announcing the execution of the Amended
LLCP Merger  Agreement on the  afternoon  of January 17,  2006,  and F&H Finance
Corp.,  Fox Acquisition  Company and LLCP issued a press release  announcing the execution  of the Amended  LLCP Merger  Agreement  on the morning of January 18,
2006.

         On  January  20,   2006,   Fox  &  Hound  filed  an  amendment  to  its
solicitation/recommendation   statement   with  the   Securities   and  Exchange
Commission  on  Schedule  14D-9 with  respect to the  Schedule  TO filed by LLCP announcing  (a) that Fox & Hound's  Board of Directors (i)  determined  that the
Amended and Restated  Agreement and Plan of Merger,  dated January 17, 2006 (the
"Amended  Merger  Agreement"),   and  the  transactions   contemplated  thereby,
including  the revised  tender offer (the  "Revised LLCP Offer") and the Merger, are fair to and in the best interests of the Company and its stockholders,  (ii)
authorized  and approved the Amended Merger  Agreement,  the Revised LLCP Offer,
the  Merger  and the  other  transactions  contemplated  by the  Amended  Merger
Agreement,  (iii) recommended that the Company's stockholders accept the Revised
LLCP Offer and tender their shares of Company  common stock to F&H Finance Corp.
pursuant to the Revised LLCP Offer and (iv) recommended that, if necessary,  the
Company's stockholders adopt the Amended Merger Agreement and approve the Merger and (b) that to the best of the Company's  knowledge,  each  executive  officer, director,  affiliate and subsidiary of the Company currently intends, subject to compliance with applicable law,  including Section 16(b) of the Exchange Act, to tender all shares of common stock of the Company held of record or  beneficially owned by such  person or entity to LLCP in the  Revised  LLCP Offer  (other than shares of common  stock of the Company  that such person or entity has the right to purchase by exercising stock options).

         On January 20,  2006,  Fox & Hound filed a  solicitation/recommendation statement  with the  Securities  and Exchange  Commission on Schedule 14D-9 with respect to the  Schedule  TO, as  amended,  filed by Parent  and its  affiliates announcing  (a)  that Fox &  Hound's  Board of  Directors  recommended  that the stockholders  of the Company reject the  Purchaser's  Offer and not tender their shares of Company  common stock to the  Purchaser  pursuant to its Offer and (b)

                                       18

that in light of (i) LLCP's  competing all cash tender offer of $16.00 per share and (ii) the Board's  recommendation,  after due and reasonable  inquiry, to the best of the Company's  knowledge,  the  executive  officers and directors of the
Company  currently  intend not to tender shares of Company  common stock held of record or beneficially owned by such persons to the Purchaser in the Offer.

         On  January  26,   2006,   Fox  &  Hound  filed  an  amendment  to  its
solicitation/recommendation   statement   with  the   Securities   and  Exchange
Commission  on Schedule  14D-9 with respect to the Schedule TO filed by LLCP, as amended,  indicating that the Board considered a number of factors including the following in reaching its recommendation with respect to the Revised LLCP Offer:
(i) market price of Fox & Hound common  stock,  (ii) the current and  historical financial  condition  and  results  of  operations  of Fox &  Hound,  (iii)  the proposals  contemplated  by the Amended Merger  Agreement  constituted  the best acquisition  proposal  received  by Fox & Hound at that time,  (iv)  alternative strategic  alternatives to increase stockholder value other than a sale of Fox &
Hound,  (v)   presentations   from  financial   advisors,   (vi)  conditions  to
consummation of the Revised LLCP Offer and (vii) and termination fee and expense reimbursement provisions of the Amended Merger Agreement.

         On  January  26,   2006,   Fox  &  Hound  filed  an  amendment  to  its
solicitation/recommendation   statement   with  the   Securities   and  Exchange
Commission on Schedule 14D-9 with respect to the Schedule TO, as amended,  filed by us and  our  affiliates.  This  amendment  indicates  that  in  reaching  its recommendation  with  respect to our  Offer,  Fox & Hound's  Board of  Directors considered a number of factors,  including  the  following:  (i) the Fox & Hound
Board of Directors  considered  LLCP's  competing  offer of $16.00 per share and determined  that  $16.00 was more  favorable  than the $15.75 per share offer by
Parent  and (ii) the Fox & Hound  Board of  Directors  considered  that the best acquisition  proposal received by Fox & Hound,  specifically with respect to (a)
the purchase  price to be paid per share of Fox & Hound common stock and (b) the conditions  required  to be  satisfied  or  waived  in order to  consummate  the transaction, was the Revised LLCP Offer, not our Offer.

         On January 26, 2006, Parent issued a press release  announcing (i) that it has  increased  its tender offer price to $16.30 per share,  (ii) that it has extended its tender offer for all of the common stock of Fox & Hound not already owned by it or its  subsidiaries  to 12:00  midnight,  New York  City  time,  on
Wednesday,  February  8, 2006 and (iii)  that it has  decided to  eliminate  its previous  closing  condition  relating to receipt of regulatory  approvals  with respect to liquor license matters.

         On January  30,  2006,  the Company and Parent  issued  separate  press releases  announcing that the Company's Board has determined that Parent's offer to enter into a negotiated tender offer/merger for $16.30 per share in cash is a superior  offer to the existing  $16.00 per share offer of LLCP made pursuant to
LLCP's Amended Merger Agreement.

         Also,  on January 30,  2006,  Parent  signed and  delivered in escrow a definitive  tender  offer/merger  agreement  to acquire  all of the  outstanding shares of common  stock of the Company  not  already  owned by it for $16.30 per share (the "Escrowed Merger Agreement"). The Escrowed Merger Agreement was being held in escrow  pursuant to a letter  agreement (the "January 30 Escrow Letter")
with Fox & Hound.  Pursuant to the January 30 Escrow Letter, each of Parent, the
Purchaser,  Newcastle  and Steel  irrevocably  agreed  that each party shall not withdraw such party's  agreement to the Escrowed  Merger  Agreement or otherwise terminate  such  party's  offer made to the Company as set forth in the Escrowed
Merger  Agreement  at any time prior to the  earliest of (a)  Midnight  (Eastern
Standard  Time) on February 2, 2006,  (b)  notification  by the Company that the
Company is unable to make the  representations  and  warranties  or perform  its obligations in the Escrowed Merger Agreement,  and (c) the Board of Directors of
the Company has determined that the proposal contemplated by the Escrowed Merger
Agreement no longer  constitutes  a superior  offer.  Pursuant to the January 30
Escrow Letter,  the Company has agreed to use  reasonable  best efforts to cause the execution and delivery of the Escrowed Merger Agreement  within  twenty-four
(24) hours after termination of LLCP's Amended Merger Agreement.

         On February 1, 2006, the Company issued a press release announcing that
LLCP has  informed  the Company that it is not going to increase its offer price or make any further offer to acquire the Company.

         On February  2, 2006,  the Company  and Parent  issued  separate  press releases  announcing  that the Company has signed and delivered  the  definitive tender  offer/merger  agreement  with  Parent  and  certain  of its  affiliates, including us, to acquire all of the outstanding  shares of common stock of Fox &
Hound not  already  owned by it for  $16.30 per share and that the  Company  has

                                       19

terminated the Amended Merger Agreement with LLCP.  Parent also announced in its press  release that it has extended its tender offer for all of the common stock of Fox & Hound not already owned by it or its  subsidiaries  to 12:00  Midnight,
New York City time, on Thursday, February 16, 2006.

         12.      PURPOSE  OF  THE  OFFER;  PLANS  FOR  THE  COMPANY;  STATUTORY
REQUIREMENTS; APPROVAL OF THE MERGER; APPRAISAL RIGHTS.

         PURPOSE OF THE OFFER;  PLANS FOR THE COMPANY.  The purpose of the Offer is to acquire  control of, and the entire equity  interest in, the Company.  The
Offer  is being  made  pursuant  to the  Merger  Agreement  and is  intended  to facilitate the acquisition of all of the Shares and increase the likelihood that the Merger  will be  effected.  The  purpose  of the  Merger is to  acquire  all outstanding  Shares  not  purchased  pursuant  to  the  Offer.  The  transaction structure  includes the Merger in order to ensure the  acquisition  by Parent of all the outstanding Shares.

         If the Merger is consummated,  Parent's common equity interest in Fox &
Hound would  increase to 100% and Parent  would be entitled to all the  benefits resulting from that interest.  These benefits include  complete  management with regard to the future  conduct of Fox & Hound's  business and any increase in its value.  Similarly,  Parent will also bear the risk of any losses incurred in the operation of Fox & Hound and any decrease in its value.

         We currently intend,  as soon as practicable after  consummation of the
Offer, to seek maximum representation on the Company Board. We intend,  promptly after the  consummation of the Offer, to request that some or all of the current members of the Company  Board  resign and that our  designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Company Board.

         In connection with this Offer, Parent has reviewed and will continue to review various possible business  strategies that it might consider in the event that Purchaser acquires control of the Company, whether pursuant to the Offer or otherwise.  Following a review of additional  information regarding the Company, such  changes  could  include,  among  other  things,  changes in the  Company's business,  operations,  personnel,  employee benefit plans, corporate structure, capitalization and management.

         Parent,  the  Purchaser or an affiliate  of Parent may,  following  the consummation  or termination  of the Offer,  seek to acquire  additional  Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise,  upon such terms and at such prices as they will determine, which may be more of less than the price paid in the Offer.

         Except as described  above or elsewhere in this Offer to Purchase,  the
Purchaser has no present plans or proposals that would relate to or result in an extraordinary  corporate  transaction  involving  the  Company  or  any  of  its subsidiaries (such as a merger, reorganization,  liquidation,  relocation of any operations or sale or other transfer of a material amount of assets), any change in the  Company  Board or  management,  any  material  change  in the  Company's capitalization  or dividend policy or any other material change in the Company's corporate structure or business.

         STATUTORY  REQUIREMENTS;  APPROVAL  OF  THE  MERGER.  Generally,  under
Delaware Law, the approval of an  affirmative  vote of the holders of a majority of the  outstanding  shares of common  stock is  required to adopt and approve a merger agreement and subsequent  merger of a company.  The Special  Committee of the Fox & Hound Board has  recommended  to the Board that the Board  approve the
Merger Agreement,  the Offer and the Merger.  Fox & Hound has represented in the
Merger  Agreement that the execution and delivery of the Merger Agreement by Fox
& Hound and the  consummation  by Fox & Hound of the  transactions  contemplated thereby,  including  the  Offer  and the  Merger,  have  been  duly and  validly authorized  and  approved by the Fox & Hound's  Board and that such  approval is sufficient to render inapplicable to the Merger Agreement, the Merger, the Offer and other  transactions  contemplated by the Merger  Agreement the provisions of
Section  203  of  the  Delaware  Law  ("Section  203").  Fox &  Hound  has  also represented that no other corporate action is necessary by the Company or any of its  subsidiaries to authorize the execution or delivery of the Merger Agreement and to consummate any transactions  contemplated by the Merger Agreement,  other than a vote of the  Company's  stockholders  to adopt the  Merger  Agreement  in accordance with the Delaware Law.

                                       20

         In  addition,  Fox & Hound has  represented  that,  if  required  under applicable law, the affirmative  vote of the holders of a majority of the Shares outstanding  on the record date for the  stockholders'  meeting  (called for the purpose of adopting the Merger Agreement) is the only vote of the holders of any class or series of the  Company's  capital  stock  necessary to adopt the Merger
Agreement,  approve  the  Merger or  consummate  any of the  other  transactions
contemplated  by  the  Merger  Agreement.   Therefore,   unless  the  Merger  is
consummated  pursuant to the short form merger provisions under the Delaware Law described  below,  the only remaining  required  corporate action of Fox & Hound would be the approval of the Merger Agreement and the transactions  contemplated thereby by the  affirmative  vote of the  holders  of a  majority  of the Shares outstanding.

         Each of Parent  and Fox & Hound  have  agreed  to use their  respective commercially  reasonable  efforts  to take,  or cause to be taken,  all  actions necessary to  consummate  the Offer and the Merger and make  effective the other transactions  contemplated by the Merger  Agreement.  Under the Delaware Law and
the  Company's  Certificate  of  Incorporation,  a merger of the  Company  would require the  approval of the Company  Board and the holders of a majority of the outstanding Shares. If we acquire,  pursuant to the Offer or otherwise, at least a majority of the outstanding  Shares we would have  sufficient  voting power to approve  a merger  of the  Company  without  the  affirmative  vote of any other stockholder of the Company. In addition,  under Section 253 of the Delaware Law, if we  acquire,  pursuant  to  the  Offer  or  otherwise,  at  least  90% of the outstanding  Shares,  we believe  we would be able to approve  the merger of the
Company without a vote of the Company Board or other stockholders. If we acquire control of the Company,  we currently  intend that,  prior to the acquisition of the entire equity interest in the Company,  no dividends will be declared on the
Shares.  Parent presently  intends to effect a short form merger if permitted to do so under the Delaware Law.

         "GOING  PRIVATE"   TRANSACTIONS.   The  SEC  has  adopted  Rule  13e-3,
promulgated  under the  Exchange  Act ("Rule  13e-3"),  which is  applicable  to certain "going private"  transactions and which may under certain  circumstances be  applicable  to the  Merger or another  business  combination  following  the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would not be applicable if:
(1) the Shares are  deregistered  under the  Exchange Act prior to the Merger or other business  combination  or (2) the Merger or other business  combination is consummated  within one year after the  purchase  of the Shares  pursuant to the
Offer and the amount paid per Share in the Merger or other business  combination is at least equal to the per-share amount in the Offer.  Purchaser believes that
Rule 13e-3 will not be applicable to the Merger because it is  anticipated  that the Merger will be effectuated within one year following the consummation of the
Offer and, in the Merger,  stockholders will receive the same price per Share as paid in the Offer. If applicable,  Rule 13e-3 requires, among other things, that certain  financial  information  concerning Fox & Hound and certain  information relating  to the  fairness of the  proposed  transaction  and the  consideration offered  to  minority  stockholders  be  filed  with  the SEC and  disclosed  to stockholders prior to consummation of the transaction.

         APPRAISAL  RIGHTS.  You do not have appraisal rights as a result of the
Offer.  However, if a merger involving the Company is consummated,  stockholders of the  Company  who have  neither  voted in favor of the merger  nor  consented thereto in writing,  and who  otherwise  under the  Delaware Law comply with the
applicable   statutory  procedures  will  be  entitled  to  receive  a  judicial determination  of the fair value of their  Shares  (exclusive  of any element of value  arising from the  accomplishment  or  expectation  of such merger) and to receive  payment  of such  fair  value in  cash,  together  with a fair  rate of interest, if any (all such Shares collectively,  the "Dissenting  Shares").  Any such judicial  determination of the fair value of the Dissenting Shares could be based upon  considerations  other than or in  addition  to the price paid in the
Offer and the market value of the Shares. Stockholders should recognize that the value so  determined  could be  higher or lower  than the  price per Share  paid pursuant to the Offer or the consideration paid in such a merger.  Moreover,  we may argue in an appraisal  proceeding  that,  for purposes of such a proceeding, the fair  value of the  Dissenting  Shares is less  than the  price  paid in the
Offer.

         If any holder of Shares who demands  appraisal under Section 262 of the
Delaware Law fails to perfect,  or effectively  withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such  stockholder  will be converted  into the right to receive the price per Share paid in the Offer. A stockholder  may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

         Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

                                       21

         THE FOREGOING  DISCUSSION  IS NOT A COMPLETE  STATEMENT OF THE DELAWARE
LAW OR U.S.  FEDERAL LAW AND IS  QUALIFIED  IN ITS  ENTIRETY BY REFERENCE TO THE
DELAWARE LAW AND APPLICABLE U.S. FEDERAL LAW.

         13.      THE TRANSACTION DOCUMENTS.

         THE MERGER AGREEMENT.

         The  following  is a summary of the material  provisions  of the Merger
Agreement,  a copy of which has been filed as an exhibit to the  Schedule TO, as amended.  This  summary is  qualified in its entirety by reference to the Merger
Agreement,  which is incorporated by reference  herein.  Capitalized  terms used herein and not otherwise defined in this subsection  "Merger  Agreement" of this
Section 13 have the meanings ascribed to them in the Merger Agreement.

         MERGER.  The Merger  Agreement  provides that after the purchase of the
Shares  pursuant to the Offer,  as soon as  practicable  after the  approval and adoption of the Merger  Agreement by the  stockholders  of the  Company,  to the extent  required by the DGCL, and the  satisfaction or waiver,  if possible,  of certain  other  conditions  contained in the Merger  Agreement,  and in no event later than three business days after such satisfaction or waiver,  the Purchaser will be merged with and into the  Company,  with the Company  continuing  as the
Surviving  Corporation  in the  Merger  under the  corporate  name it  possesses immediately prior to the Merger.

         CONVERSION  OF  SECURITIES.  At the  effective  time of the Merger (the
"Effective Time"),  each Share issued and outstanding  immediately prior thereto
(other than Shares held in the treasury of the Company or owned by Parent or the
Purchaser,   which  shall   automatically   be  cancelled   and  retired)   will
automatically  be  cancelled  and,  other  than  Shares  with  respect  to which appraisal  rights are properly  exercised,  will be converted  into and become a right to receive the Offer Price in cash upon the  surrender of the  certificate formerly  representing  such Share.  Each share of common stock of the Purchaser issued and  outstanding  immediately  prior to the Effective Time shall,  at the
Effective  Time,  by virtue of the Merger and  without any action on the part of the Purchaser, the Company or the holders of Shares, be converted into and shall thereafter  evidence one validly  issued fully paid and  nonassessable  share of common stock of the Surviving Corporation.

         TREATMENT OF STOCK OPTIONS.  The Merger  Agreement  provides that, with respect to all  outstanding  Company  Options  granted under the Company  Option
Plans or otherwise,  at the Effective Time,  subject to the terms and conditions set forth in this  subsection,  each holder of a Company Option will be entitled to receive from the Company,  and shall  receive,  in settlement of each Company
Option a cash  amount  (the  "Cash  Amount")  equal to the net amount of (i) the product of (A) the excess,  if any, of $16.30 over the exercise  price per share of such Company  Option at the Effective  Time,  multiplied by (B) the number of shares subject to such Company Option, less (ii) any applicable withholdings for
Taxes.  If the exercise  price per share of any Company Option equals or exceeds
$16.30, the Cash Amount therefor shall be zero.  Notwithstanding  the foregoing,
(i) payment of the Cash Amount is subject to written acknowledgement,  in a form acceptable to the Surviving Corporation,  that no further payment is due to such holder on account of any Company  Option and all of such  holder's  rights under such Company Options have terminated and (ii) with respect to any person subject to Section  16(a) of the Exchange Act, any Cash Amount to be paid to such person in accordance with the termination of his or her Company Option shall be paid as soon as  practicable  after the payment can be made  without  liability  to such person under  Section 16(b) of the Exchange  Act. The Merger  Agreement  further provides that, as of the Effective Time,  except as provided in this subsection, all rights  under any Company  Option and any  provision  of the Company  Option
Plans and any other plan,  program or arrangement  providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled.  The Company has agreed to use commercially  reasonable efforts to ensure  that,  as of and after the  Effective  Time,  except as provided in this subsection, no person shall have any right under the Company Option Plans or any other plan,  program or  arrangement  with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof. The Company has also agreed in the Merger  Agreement to use commercially  reasonable  efforts to cause to be effected  any  necessary  amendments  to the Company  Option Plans and any other resolutions,  consents or notices, in such form reasonably acceptable to Parent, required  under the  Company  Option  Plans or any Options to give effect to the foregoing.

         CONDITIONS  TO  OBLIGATIONS  OF ALL  PARTIES TO MERGER  AGREEMENT.  The
obligations  of each of the  parties to effect  the  Merger  are  subject to the following conditions:

                                       22

         (i) if required under the DGCL, the Merger shall have been approved and adopted by the vote of the stockholders of the Company;

         (ii) no  order,  statute,  rule,  regulation,  executive  order,  stay,
     decree,   judgment  or  injunction   shall  have  been  enacted,   entered,
     promulgated or enforced by any court or other Governmental  Authority since the  date  of  the  Merger  Agreement,  which  prohibits  or  prevents  the consummation  of the Merger and which has not been  vacated,  dismissed  or withdrawn  prior to the  Effective  Time.  The Company and Parent shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time;

         (iii) Parent or the  Purchaser or any affiliate of either of them shall have  purchased  Shares  pursuant  to the Offer that  together  with shares otherwise  owned by Parent and its  affiliates,  including  the  Purchaser, represent at least the Minimum Condition; and

         (iv) any Subsequent Offering Period shall have expired.

         SCHEDULE  14D-9.  On  January  20,  2006,  the  Company  filed with the
Commission  a  Solicitation/Recommendation  Statement  on  Schedule  14D-9  (the
"Schedule  14D-9")  with  respect to the Offer.  In the  Merger  Agreement,  the
Company has agreed to amend as promptly as reasonably practicable after the date of the Merger Agreement the Schedule 14D-9 to reflect the terms of the Offer, as set forth in the Merger  Agreement,  which amendment,  subject to the exceptions set forth  below  under  "Nonsolicitation  Obligations  and  Exceptions,"  shall contain the  recommendation  of the Special  Committee of the Board of Directors
and of the Board of Directors that the Company's  stockholders accept the Offer, tender their Shares in the Offer and, if necessary,  adopt the Merger Agreement.
The Company has further agreed to take all steps necessary to disseminate to the stockholders  such  Schedule  14D-9 as and to the extent  required by applicable federal securities laws.

         BOARD OF DIRECTORS.  The Merger  Agreement  provides that,  immediately upon the  purchase  of and  payment  for Shares by the  Purchaser  or any of its
affiliates  pursuant  to  the  Offer  following   satisfaction  of  the  Minimum
Condition,  (i) Parent shall be entitled to designate  such number of directors, rounded up to the next whole  number,  on the Board of  Directors as is equal to the product  obtained by multiplying the total number of directors on such Board by the  percentage  that the number of Shares so purchased and paid for bears to the  total  number  of  Shares  then  outstanding,  but in no event  less than a majority  of the  number  of  directors  and (ii) the  Company  and its Board of
Directors shall, upon request of the Purchaser, immediately increase the size of the Board,  secure the  resignations  of such number of directors or remove such number of directors,  or any  combination of the  foregoing,  as is necessary to enable  Parent's  designees  to be so elected to the  Company's  Board and shall cause  Parent's  designees  to be so elected.  The Company is also  obligated to comply  with  Section  14(f)  of the  Exchange  Act and Rule  14f-1  promulgated thereunder in connection with the matters  described in this section,  including mailing  to  stockholders  together  with the  Schedule  14D-9  the  information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Board.  Parent and the Purchaser  will supply the
Company and be solely  responsible for any information  with respect to them and their  nominees,  officers,  directors and  affiliates  required by such Section
14(f) and Rule 14f-1.

         Notwithstanding  the foregoing,  pursuant to the Merger Agreement,  the
Company is obligated to use its commercially  reasonable  efforts to assure that there shall be until the Effective Time at least two of the members of the Board who are  directors on the date hereof and are not employees of the Company (each a "Continuing Director").  The Continuing Directors as a group shall be entitled to retain independent legal counsel at Company expense if and to the extent that issues are  presented  to them that  involve a conflict of interest  for Company counsel.  If at any time prior to the  Effective  Time there  shall be in office only one  Continuing  Director  for any  reason,  the Board shall be entitled to appoint  a person  who is not an  officer  or  employee  of the  Company  or any subsidiary  designated by the remaining Continuing Director to fill such vacancy
(and such person shall be deemed to be a Continuing Director for all purposes of the  Merger  Agreement),  and if at any  time  prior  to the  Effective  Time no
Continuing  Directors  then remain,  the other  directors of the Company then in office shall use their commercially  reasonable efforts to designate two persons to fill such  vacancies  who are not officers or employees or  affiliates of the
Company,  its  subsidiaries,  Parent or the Purchaser or any of their respective affiliates.

                                       23

         REPRESENTATIONS  AND WARRANTIES.  In the Merger Agreement,  the Company
has made customary  representations  and warranties to Parent and the Purchaser, including,  but not limited to,  representations  and warranties relating to the
Company's   organization   and   qualification,   the  Company's   subsidiaries,
capitalization  and  authority to enter into the Merger  Agreement and carry out the transactions  contemplated thereby,  required Consents,  Company SEC Reports
(including  financial  statements),  the  absence  of certain  material  adverse changes or events since September 6, 2005, Litigation,  the material liabilities of the  Company  and its  subsidiaries,  environmental  matters  relating to the
Company  and its  subsidiaries,  Company  Employee  Plans,  labor  matters,  the documents  supplied by the Company relating to the Offer,  Company  Intellectual
Property,  the  payment of Taxes,  arrangements  with  financial  advisors,  the absence of  Affiliate  Transactions,  the fairness  opinions  delivered to it in connection with the transactions  contemplated by the Merger Agreement and title to its property.

         Parent and the Purchaser have also made customary  representations  and warranties to the Company,  including,  but not limited to,  representations and
warranties   relating  to  Parent's  and  the   Purchaser's   organization   and
qualification, their authority to enter into the Merger Agreement and consummate the transactions contemplated thereby,  required Consents,  documents related to the Offer, the availability of sufficient  financing to consummate the Offer and the absence of any prior activities by Parent and the Purchaser.

         CONDUCT OF COMPANY'S  BUSINESS  PENDING MERGER.  Pursuant to the Merger
Agreement,  the Company has agreed that, prior to the Effective Time, unless the
Purchaser  shall  otherwise  have  agreed in writing or as  otherwise  expressly contemplated  or  permitted  by the Merger  Agreement,  the Company  will do the following:

         (i) conduct the  business  of the Company and its  subsidiaries  in the ordinary course and consistent with past practice;

         (ii) use its  commercially  reasonable  efforts to preserve  intact its business  organizations,  to  keep  available  the  services  of it and its
     subsidiaries'   officers   and   employees,    to   maintain   satisfactory
     relationships  with  all  persons  with  whom  it and its  subsidiaries  do business,  and to preserve the possession,  control and condition of all of its and its subsidiaries' assets;

         (iii) provide Parent and its  representatives  reasonable access to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its  subsidiaries and promptly  furnish  Parent with (A) such  financial and  operating  data and other  information  with  respect to the  business  and  properties  of the
     Company  and its  subsidiaries  as Parent may from time to time  reasonably request and (B) a copy of each material  document  filed or received by the
     Company pursuant to the  requirements of applicable  securities laws or the
     Nasdaq;

         (iv) use its commercially  reasonable efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business  and  maintain  in full force and effect all the  Company  Permits necessary for, or otherwise material to, such business; and

         (v) notify Parent of any of the following  that occur after the date of the Merger  Agreement:  (A) a material failure of the Company or any of its representatives  to comply  with or  satisfy  any  covenant,  condition  or agreement  to be complied  with or satisfied by it or them under the Merger
     Agreement;  (B) the receipt of any notice or other communication in writing from any third  party  alleging  that the Consent of such third party is or may be required in connection  with the  transactions  contemplated  by the
     Merger  Agreement,  provided  that such Consent would have been required to have  been  disclosed  in the  Merger  Agreement;  (C) the  receipt  of any material  notice or other  communication  from any  Governmental  Authority
     (including,  but not limited to, the NASD or any  securities  exchange)  in connection with the transactions  contemplated by the Merger Agreement; (D)
     the  occurrence  of an event which would  reasonably  be expected to have a
     Company  Material  Adverse  Effect or that would  otherwise  reasonably  be expected  to  cause  a  condition  to the  Merger  or the  Offer  not to be satisfied; or (E) the commencement or threat of any Litigation involving or affecting  the  Company  or  any  of its  subsidiaries,  or  any  of  their respective properties or assets, or, to its knowledge, any employee, agent, director or officer,  in his or her capacity as such, of the Company or any of its subsidiaries  which, if pending on the date hereof,  would have been required to have been disclosed in the Merger Agreement or which relates to the consummation of the Offer or the Merger.

                                       24

         The  Company has also agreed  pursuant  to the Merger  Agreement  that, prior to the Effective Time, unless the Purchaser shall otherwise have agreed in writing  or as  otherwise  expressly  contemplated  or  permitted  by the Merger
Agreement,  it will not directly or indirectly  do, or permit the occurrence of, any of the following:

         (i) amend or  propose  to amend its  Certificate  of  Incorporation  or
     Bylaws (or comparable governing instruments);

         (ii)  except  pursuant  to rights  under  the  Options,  authorize  for issuance,  issue,  grant,  sell,  pledge,  dispose  of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options,  warrants, commitments,  subscriptions  or rights of any kind to  acquire  or sell any shares  of,  its  capital  stock or other  securities  or any  Voting  Debt
     including,   but  not  limited  to,  any  securities  convertible  into  or exchangeable  for shares of stock of any class,  except for the issuance of
     Shares pursuant to the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their present terms;

         (iii) split,  combine or reclassify  any shares of its capital stock or declare,  pay or set aside any dividend or other  distribution  (whether in cash,  stock or  property  or any  combination  thereof)  in respect of its capital  stock,  or directly or  indirectly  redeem,  purchase or otherwise acquire  or offer to  acquire  any  shares  of its  capital  stock or other securities and other than dividends and distributions to the Company or one of its wholly-owned subsidiaries;

         (iv) which consent shall not be unreasonably  withheld or delayed,  (A)
     create,  incur,  assume,  forgive  or make  any  changes  to the  terms  or collateral  of any  debt,  receivables  or  employee  or  officer  loans or advances,  except in the ordinary  course of business or  incurrences  that constitute  refinancing  of existing  obligations on terms that are no less favorable to the Company than the existing terms;  (B) except in accordance with the  Capex  Budgets  or in the  ordinary  course of  business  assume, guarantee,  endorse or  otherwise  become  liable or  responsible  (whether directly, indirectly, contingently or otherwise) for the obligations of any person;  (C) except in the ordinary  course of  business,  make any capital expenditures or incur any preopening expenses; (D) make any loans, advances or capital  contributions  to, or  investments  in, any other person (other than customary travel,  relocation or business advances to employees);  (E)
     acquire  the stock or assets of, or merge or  consolidate  with,  any other
     person;   (F)  voluntarily  incur  any  material  liability  or  obligation
     (absolute,  accrued,  contingent or  otherwise)  other than in the ordinary course of business  consistent with past practice;  or (G) sell,  transfer, mortgage,  pledge, or otherwise dispose of, or encumber,  or agree to sell, transfer,  mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real,  personal or mixed) material to the Company other than to secure debt permitted  under  subclause (A) of this clause (iv) or other than in the ordinary course of business consistent with past practice;

         (v)  which  consent  shall not be  unreasonably  withheld  or  delayed, increase in any manner the wages,  salaries,  bonus,  compensation or other benefits of any of its  officers  or  employees  or enter into,  establish, amend  or  terminate  any  employment,  consulting,  retention,  change  in control,  collective  bargaining,  bonus or other  incentive  compensation, profit  sharing,  health or other  welfare,  stock option or other  equity,
     pension,   retirement,   vacation,   severance,    termination,    deferred
     compensation  or other  compensation  or benefit plan,  policy,  agreement, trust,  fund  or  other  arrangement  with,  for  or  in  respect  of,  any stockholder,  officer,  director,  other  employee,  agent,  consultant  or affiliate  other than as required  pursuant to the terms of  agreements  in effect on the date of the Merger  Agreement  or in the  ordinary  course of business consistent with past practice with employees (other than officers)
     of the  Company or any of its  subsidiaries  or enter into or engage in any agreement,  arrangement or transaction with any of its directors, officers, employees or affiliates  except  current  compensation  and benefits in the ordinary course of business, consistent with past practice;

         (vi) which consent shall not be unreasonably  withheld or delayed,  (A)
     except in the ordinary course of business, commence any litigation or other proceedings with any Governmental Authority or other person, or (B) make or rescind any election  relating to Taxes,  settle any claim,  action,  suit, litigation,  proceeding,  arbitration,  investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund,  change any  method  of  accounting  or  make  any  other  material  change  in its accounting or Tax policies or procedures if such action could reasonably be expected  to  materially  increase  the  Tax  liability  of  the  Surviving
     Corporation  or any of its  subsidiaries  for any period  ending  after the
     Effective Time;

                                       25

         (vii)  adopt  or  amend  any   resolution   or   agreement   concerning
     indemnification of its directors, officers, employees or agents;

         (viii) transfer or license to any person or entity or otherwise extend, amend,  modify,  permit  to lapse or fail to  preserve  any of the  Company
     Intellectual  Property  material  to the  Company's  or  its  subsidiaries'
     business as  presently  conducted or proposed to be  conducted,  other than nonexclusive  licenses in the ordinary  course of business  consistent with past  practice,  or  disclose  to any  person  who has not  entered  into a confidentiality agreement any Trade Secrets;

         (ix)  modify,  amend or terminate  any Company  Material  Contract,  or waive,  release or assign any material rights or claims  thereunder,  other than any such  modification,  amendment or  termination of any such Company
     Material Contract or any such waiver,  release or arrangement thereunder in the ordinary course of business consistent with past practice;

         (x)  modify,  amend or  terminate,  or waive,  release  or  assign  any material rights or claims with respect to any confidentiality  agreement or non-competition  agreement  to which the Company or its  subsidiaries  is a party;

         (xi) fail to  maintain  its books,  accounts  and  records in the usual manner on a basis consistent with that heretofore employed;

         (xii)  establish  any  subsidiary  except  in the  ordinary  course  of business or enter into any new line of business;

         (xiii) which  consent  shall not be  unreasonably  withheld or delayed, enter into any lease,  contract or agreement  pursuant to which the Company or any of its subsidiaries is obligated to pay or incur obligations of more than $150,000 per year,  other than leases  contemplated in connection with the Capex Budgets or other leases,  contracts or agreements in the ordinary course of business consistent with past practice;

         (xiv) permit any material insurance policy naming the Company or any of its  subsidiaries  as a  beneficiary  or a loss  payee to be  cancelled  or terminated  without notice to and consent (which shall not be  unreasonably withheld  or  delayed)  by Parent,  unless the  Company  uses  commercially reasonable efforts to maintain  substantially similar insurance coverage as is currently in place;

         (xv)  revalue  any of its  assets  or make  any  change  in  accounting methods,  principles or practices, except as required by generally accepted accounting principles;

         (xvi) fail to make in a timely  manner any filings with the  Commission required  under the  Securities  Act or the  Exchange  Act or the rules and regulations promulgated thereunder;

         (xvii)  discharge any obligations  (including  accounts  payable) other than on a timely basis in the ordinary  course of business  consistent with past practice,  or materially delay the making of any capital  expenditures from the Capex Budgets;

         (xviii)  close or materially  reduce the Company's or any  subsidiary's activities,  or  effect  any  layoff or other  Company-initiated  personnel
     reduction  or  change,   at  any  of  the  Company's  or  any  subsidiary's
     facilities; or

         (xix)  authorize any of, or agree to commit to do any of, the foregoing actions.

         NONSOLICITATION OBLIGATIONS AND EXCEPTIONS. The Company has represented in the Merger  Agreement  that it has  terminated  discussions  with all persons
(other  than  Parent and the  Purchaser)  that  relate to any  Company  Takeover
Proposal (as defined below),  and,  except as permitted by the other  provisions set forth in this section "Nonsolicitation Obligations and Exceptions," will not participate  in any  discussions  with any  person  (other  than  Parent and the
Purchaser) that relate to any Company Takeover Proposal.  The Company has agreed in the Merger Agreement  (except as set forth below) that it will not,  directly or indirectly,  and shall not,  directly or indirectly,  authorize or permit any officer or director of the Company,  or authorize or knowingly  permit any other employee,  agent or  consultant  of the  Company  to,  (i)  solicit,  encourage, initiate or seek the making,  submission or announcement of any Company Takeover

                                       26

Proposal,  (ii) furnish any non-public  information regarding the Company to any person  (other  than  Parent  or the  Purchaser  or  their  representatives)  in connection with or in response to a Company Takeover Proposal or an inquiry that the  Company  believes  in good  faith  could be  expected  to lead to a Company
Takeover  Proposal,  (iii) engage in discussions or negotiations with any person with respect to any Company  Takeover  Proposal,  except as to the  existence of these  provisions,  (iv) withdraw or modify,  or propose publicly to withdraw or modify,  in a manner adverse to Parent,  the approval or  recommendation  by the
Board  of the  Offer,  the  Merger  Agreement  or the  Merger,  (v)  approve  or recommend,  or propose  publicly to approve or recommend,  any Company  Takeover
Proposal or (vi) cause the Company to enter into any letter of intent, agreement in principle,  acquisition  agreement or other similar  agreement related to any
Company Takeover Proposal.

         Notwithstanding   the  foregoing,   nothing  in  the  Merger  Agreement
prohibits  or limits (A) the  Company,  or the  Board,  prior to the time of the first  acceptance of Shares for payment  pursuant to the Offer,  from furnishing nonpublic  information regarding the Company to, or entering into discussions or negotiations  with, any person in response to an unsolicited,  bona fide written
Company  Takeover  Proposal  that  the  Board  concludes  in  good  faith  could reasonably be expected to result in a Company  Superior Offer (as defined below)
being  submitted  to the Company by such person (and not  withdrawn)  if (1) the
Company has not violated any of the  restrictions in the preceding  paragraph in connection  with the receipt of such Company  Takeover  Proposal,  (2) the Board concludes in good faith, after consultation with its outside legal counsel, that such  action  with  respect to such  Company  Takeover  Proposal  is in the best interest  of the  Company's  stockholders,  (3) the Company  receives  from such person an executed  confidentiality  agreement with provisions not substantially more  favorable  to such  person  than those  contained  in the  Confidentiality
Agreement  (as defined  below);  and (4) the Company  furnishes  such  nonpublic information to such person and to Parent at substantially  the same time (to the extent such  nonpublic  information  has not been  previously  furnished  by the
Company to Parent); or (B) the Company from complying with Rules l4d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Takeover Proposal.

         Under the  Merger  Agreement,  "Company  Takeover  Proposal"  means any inquiry,  proposal or offer from any third  party  relating to (1) any direct or indirect  acquisition  or  purchase  of assets  representing  20% or more of the assets  of the  Company,  (2)  any  issuance,  sale,  or  other  disposition  of
(including  by  way  of  merger,  consolidation,   business  combination,  share
exchange,  joint venture,  or any similar  transaction)  securities (or options, rights or warrants to purchase,  or securities  convertible into or exchangeable for,  such  securities)  representing  20% or more of the  voting  power  of the
Company, (3) any tender offer,  exchange offer or other transaction in which, if consummated,  any person shall  acquire  beneficial  ownership  (as such term is defined  in Rule  13d-3  under  the  Exchange  Act),  or the  right  to  acquire beneficial ownership, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which  beneficially owns or has the right to acquire beneficial ownership,  of 20% or more of the outstanding voting capital stock of the  Company,  or  (4)  any  merger,  consolidation,  share  exchange,  business combination, recapitalization, liquidation or dissolution involving the Company.

         Further, under the Merger Agreement, a "Company Superior Offer" means a
Company  Takeover  Proposal on terms that the Board  determines,  in good faith, based upon  consultations  with its  outside  legal  counsel  and its  financial advisor,  that if consummated,  is more favorable to the Company's  stockholders than the Offer, the Merger  Agreement or the Merger and is reasonably  likely to be consummated,  taking into account all legal, financial and regulatory aspects of the offer and the person making the offer and would,  if  consummated,  be in the best interests of the stockholders of the Company.

         The Company has agreed promptly (and in no event later than forty-eight
(48) hours  after the Company  receives  any  Company  Takeover  Proposal or any request for nonpublic  information relating to a Company Takeover Proposal),  to advise Parent orally and in writing of such Company Takeover Proposal or request that is made or submitted by any person  during the time prior to the  Effective
Time  (including  providing the identity of the person making or submitting such
Company  Takeover  Proposal  or  request,  and a summary of the  material  terms thereof,  if the Company  Takeover  Proposal or request is not in writing,  or a copy  of the  Company  Takeover  Proposal  or  request  and  any  related  draft agreements  if it is in  writing).  The  Company  shall keep  Parent  reasonably informed in all material respects with respect to the status of any such Company
Takeover Proposal or request and any material  modification or proposed material modification  thereto,  any  request  for  or  intention  to  furnish  nonpublic information,  or its  intention to enter into  discussions  with any third party regarding a potential Company Takeover Proposal pursuant to the terms hereof.

                                       27

         The Company has agreed not to release any third party from or waive any provision of any  confidentiality or similar agreement to which the Company is a party  and  which  relates  to a  Company  Takeover  Proposal,  and will use its commercially reasonable efforts to enforce each such agreement at the request of
Parent.

         Notwithstanding the foregoing, the Board is permitted at any time prior to the first  acceptance of Shares for payment pursuant to the Offer (subject to the Company's  compliance  with the provisions of the Merger  Agreement) to, (x)
withdraw  or modify its  approval  or  recommendation  of the Offer,  the Merger
Agreement or the Merger or (y) approve or recommend a Company Superior Offer if:
(A) an  unsolicited,  bona fide written  offer is made to the Company by a third party for a Company Takeover Proposal, and such offer is not withdrawn;  (B) the
Board determines in good faith,  after  consultation with its financial advisor, that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Board or a committee of disinterested  directors determines that the withdrawal or modification of its approval or recommendation of the Offer,  the Merger Agreement or the Merger is required to comply with the fiduciary  duties  of  the  Board  to the  stockholders  of  the  Company  under applicable Law; (D) such approval or recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to three (3) business days after
Parent  receives  written notice from the Company  confirming that the Board has determined that such offer is a Company  Superior  Offer;  and (E) at the end of such three (3) business day period,  after taking into account any adjustment or modification  of the terms of the Merger  Agreement  proposed by Parent (and any adjustment or modification of the terms of such Company Takeover Proposal),  the
Board  again  makes the  determination  in good  faith  that the  withdrawal  or modification  of such  approval  or  recommendation  of the  Offer,  the  Merger
Agreement or the Merger is required to comply with the  fiduciary  duties of the
Board to the stockholders of the Company under applicable Law.

         INDEMNIFICATION;  INSURANCE.  The parties to the Merger  Agreement have agreed that, for a period of six years after the Effective Time, the Certificate of Incorporation of the Surviving  Corporation shall contain  provisions no less favorable with respect to  indemnification  than the provisions set forth in the
Bylaws and the Certificate of Incorporation of the Company.  Also, the Surviving
Corporation  shall  maintain in full force and effect,  for a period of at least six years from the Effective Time,  directors' and officers' liability insurance comparable to the Company's current policy,  provided that the maximum amount to be spent on such policies  shall not exceed the greater of (i) $350,000 and (ii)
such amount as is necessary to obtain $10,000,000 of coverage.

         EXISTING  EMPLOYMENT  AGREEMENTS  AND  BENEFITS.  The Merger  Agreement
provides  that  Parent  will  cause  the  Surviving  Corporation  to  honor  all employment  and  severance  agreements in effect prior to the date of the Merger
Agreement  between  the  Company or any of its  subsidiaries  and any current or former  employee or director of the  Company  and  disclosed  in the  disclosure schedules to the Merger  Agreement.  Also,  the parties to the Merger  Agreement have agreed to certain  provisions to provide for the continued  coverage of the employees of the Company and its subsidiaries under benefits plans.

         TERMINATION.  The Merger  Agreement may be terminated at any time prior to the first acceptance of Shares for payment pursuant to the Offer:

         (i) by mutual  consent  of the  Boards of  Directors  of Parent and the
     Company;

         (ii) by either  Parent or the  Company if the Offer shall not have been consummated on or before May 31, 2006; PROVIDED, HOWEVER, that the right to terminate  the Merger  Agreement  pursuant to such  provision  shall not be available to any party whose  failure to fulfill any  obligation  under the
     Merger  Agreement has been the cause of, or resulted in, the failure of the
     Offer to be consummated on or before such date;

         (iii) by either Parent or the Company,  if any  Governmental  Authority
     shall have enacted,  issued,  promulgated,  enforced or entered any legally binding injunction, order, decree or ruling (whether temporary, preliminary or  permanent)  or taken any other  action  (including  the failure to have taken an action)  which has  become  final and  non-appealable  and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

         (iv) by Parent,  if neither  Parent nor the  Purchaser  is in  material breach of its obligations under the Merger Agreement, and if (A) any of the representations  and  warranties  of the Company  herein  become  untrue or
     inaccurate   such  that  the  Offer   Condition   regarding  the  Company's
     representations  and  warranties  would not be satisfied,  or (B) there has been a  breach  on the  part  of the  Company  of any of its  covenants  or agreements  herein such that the Offer  Condition  regarding  the Company's

                                       28

     performance  of its  obligations  under,  and  compliance  with, the Merger
     Agreement would not be satisfied, and such breach (if curable) has not been cured within twenty (20) days after notice to the Company;

         (v) by the  Company,  if the Company is not in  material  breach of its
     obligations   under  the   Merger   Agreement,   and  if  (A)  any  of  the
     representations  and  warranties of Parent or the  Purchaser  herein become untrue or inaccurate,  except where the failure of such representations and warranties  to be so  true  and  correct  (without  giving  effect  to  any limitation  as to  "materiality"  or  "Material  Adverse  Effect" set forth therein)  would not be  reasonably  expected to have a  Purchaser  Material
     Adverse Effect on the date of the Merger Agreement and as of the expiration of the  Offer,  as if made at and as of such  date  (except  to the  extent expressly  made as of an earlier date,  in which case as of such date),  or
     (B) either  Parent or the  Purchaser  shall  have  failed to perform in any material  respect its obligations or to comply in any material respect with its  agreements  or covenants to be performed or complied  with by it under the  Merger  Agreement,  and such  breach (if  curable)  has not been cured within  twenty (20) days after  notice to Parent or the  Purchaser,  as the case may be;

         (vi) by Parent,  if the Board shall have (i) withdrawn or modified in a manner adverse to Parent the approval or  recommendation  of the Offer, the
     Merger  Agreement and the Merger,  (ii) recommended or approved any Company
     Takeover  Proposal,  or  (iii)  entered  into  or  publicly  announced  the
     Company's intention to enter into an agreement other than a confidentiality agreement with respect to a Company Takeover Proposal; or

         (vii) by the Company,  if the Board shall have withdrawn or modified in a manner adverse to Parent the approval or recommendation of the Offer, the
     Merger  Agreement and the Merger in accordance with the terms of the Merger
     Agreement, but only (A) after providing written notice to Parent (a "Notice of Superior  Offer")  advising Parent that the Board has received a Company
     Superior  Offer,  specifying  the  material  terms and  conditions  of such
     Company  Superior  Offer and  identifying  the person  making such  Company
     Superior Offer,  and (B) if Parent does not, within three (3) business days of Parent's receipt of the Notice of Superior Offer, make an offer that the
     Board determines,  in its good faith judgment (after  consultation with its advisors), to be at least as favorable to the Company's stockholders as the
     Superior Proposal; PROVIDED that during such three business day period, the
     Company  shall  negotiate  in good faith with Parent (to the extent  Parent wishes  to  negotiate)  to enable  Parent to make such an offer;  PROVIDED,
     HOWEVER,  that any such  purported  termination  pursuant to this provision shall be void and of no force or effect  unless  the  Company  concurrently with such  termination  pays to Parent the Company  Termination Fee and the
     Termination  Expenses (each as defined below under  "Expenses;  Termination
     Fee");  and  PROVIDED  FURTHER that Parent and Merger Sub  acknowledge  and agree that  concurrently with such termination the Company may enter into a definitive  agreement providing for implementation of such Company Superior
     Offer.

         If the Merger  Agreement is so  terminated,  the Merger  Agreement will become  void and  there  will be no  liability  on the part of any  party to the
Agreement,  except (i) as described under  "Expenses;  Termination Fee" and with respect to certain confidentiality obligations, and (ii) to the extent that such termination  results  from  the  willful  breach  by  a  party  of  any  of  its representations,  warranties,  covenants or  agreements  set forth in the Merger
Agreement.

         EXPENSES;  TERMINATION  FEE.  The Merger  Agreement  provides  that all
Expenses  incurred in connection with the Merger  Agreement and the transactions contemplated thereby shall be paid by the party incurring such Expenses,  except that each of the  Company  and Parent  shall pay  one-half  of the filing fee in connection with the filing by the Company and Parent under the Hart-Scott-Rodino
Act and except that, if the Merger Agreement is terminated:

         (i) by Parent as set forth in  subparagraph  (iv)  under  "Termination"
     above,  then the Company agrees to pay Parent the Termination  Expenses (as defined  below) and if,  concurrently  with such  termination  or within 12 months of the date of  termination,  the Company enters into, or submits to the stockholders of the Company for adoption,  an agreement with respect to a Company Takeover Proposal, or a Company Takeover Proposal is consummated, then the Company agrees to also pay Parent the Company  Termination Fee (as defined below);

                                       29

         (ii) by Parent as set forth in  subparagraph  (vi) under  "Termination"
     above,  then (so long as neither  Parent nor the  Purchaser was in material breach of any of its representations, warranties or covenants in the Merger
     Agreement as of the termination date), the Company agrees to pay Parent the
     Company Termination Fee and the Termination Expenses; or

         (iii)  by  the  Company  as  set  forth  in  subparagraph  (vii)  under
     "Termination"  above,  then the  Company  agrees to pay Parent the  Company
     Termination Fee and the Termination Expenses.

         The  "Company  Termination  Fee" means an amount  equal to  $5,000,000.
"Termination  Expenses" means an amount, not to exceed $1,000,000,  equal to the
reasonably   documented  Expenses  of  Parent  and  the  Purchaser  incurred  in connection  with or  related  to the  Merger  Agreement  and the  other  matters contemplated thereby. If the Company fails to pay Parent the Company Termination
Fee or any Termination Expenses when due, the Company shall reimburse Parent for all  reasonable  costs and  expenses  actually  incurred or accrued by Parent in connection  with the  collection  of such  amounts.  Parent's  right to  receive payment of the Company Termination Fee and Termination Expenses is the exclusive remedy of Parent  and the  Purchaser  for the loss  suffered  as a result of the failure to be consummated of the Merger and the other transactions  contemplated by the Merger Agreement.

         CONSENT OF CONTINUING DIRECTORS TO TERMINATION, MODIFICATION, AMENDMENT
OR WAIVER.  If the  Purchaser's  designees are elected to the Company's Board of
Directors, after the acceptance for purchase of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the directors of the  Company  then in office who were  neither  designated  by Parent nor are employees of the Company will be required for (i) any  amendment or  termination of the Merger  Agreement on behalf of the Company,  (ii) any extension or waiver by the  Company of the time for the  performance  of any of the  obligations  or other acts of Parent or the  Purchaser  under the Merger  Agreement or (iii) any waiver of any of the  Company's  rights under the Merger  Agreement or any other action that could  adversely  affect in any material  respects the rights of the
Company's stockholders under the Merger Agreement.

         SPONSORS  GUARANTEE.  The Sponsors have  guaranteed all  obligations of
Parent and the Purchaser under the Merger Agreement.

CONFIDENTIALITY AGREEMENT

         In connection  with granting Parent and its  representatives  access to certain  confidential  information of the Company,  Parent,  Newcastle and Steel executed a Confidentiality  Agreement with the Company,  dated December 13, 2005
(the "Confidentiality  Agreement").  Pursuant to the Confidentiality  Agreement,
and in  consideration  of the  Company's  agreeing to make certain  confidential information  (the  "Evaluation  Material")  available to Parent,  Newcastle  and
Steel,  Parent,  Newcastle  and Steel  agreed  that:  (A) except as  required by discovery  demand,  legal  proceeding or other similar  process,  all Evaluation
Material  would  be held in  confidence  and  used  solely  for the  purpose  of evaluating a possible  transaction with the Company (the  "Transaction")  except for  disclosures  to their  officers,  employees,  affiliates  and other  agents
("Affiliates")  who need  access to the  Evaluation  Material  for  purposes  of evaluating a Transaction and who have been informed of the  confidential  nature of  the  Evaluation  Material  and  agreed  to be  bound  by  the  terms  of the
Confidentiality  Agreement,  provided  that  Parent,  Newcastle  and  Steel  are responsible  for any  breach of the  Confidentiality  Agreement  by any of their
Affiliates, (B) if they are required (by discovery,  demand, legal proceeding or other similar process) to disclose any Evaluation  Material,  Parent,  Newcastle and Steel would provide the Company with written notice of any such  requirement as soon as  practicable  and, prior to disclosing  such  material,  request that confidential  treatment  be  accorded  such  information,  (C) without the prior
written  consent  of  the  Company,   Parent,  Newcastle  and  Steel  and  their
representatives  would not disclose  their  interest in the  Transaction  or any terms,  conditions  or other  facts with  respect to any  Transaction  except as required by law or the applicable rules of any national  securities  exchange or automated quotation system or except to the extent already disclosed in a public announcement that was not made in breach of the Confidentiality  Agreement,  (D)
they would not,  for the two year  period  from the date of the  Confidentiality
Agreement, recruit, solicit or hire for employment any officer or senior manager of the  Company  or  otherwise  interfere  with any such  employee's  employment relationship  with  the  Company  (other  than  hires  in  response  to  general solicitations in magazines and  newspapers),  (E) except as may be provided in a definitive agreement relating to the Transaction, neither the Company nor any of its representatives has made any representations regarding, or has any liability arising from, the Evaluation  Material,  (F) the United States  securities  laws prohibit  Parent,  Newcastle  and  Steel  and  their  representatives  that have received material,  non-public  information about the Company from purchasing or

                                       30

selling  securities of the Company or from communicating such information to any person  under  circumstances  under  which such other  person may be expected to purchase or sell  securities  of the  Company,  (G) upon request of the Company,
Parent,  Newcastle and Steel would promptly return to the Company or destroy all written  Evaluation  Material and all other records  reflecting  any  Evaluation
Material,  (H) until a definitive  agreement  with respect to a Transaction  has been executed,  none of the Company,  its stockholders or Parent,  Newcastle and
Steel would have any legal  obligation  with respect to a Transaction  except as set forth in the  Confidentiality  Agreement  and (I) they would not contact any representative,  stockholder,  creditor,  supplier or  franchisee of the Company without the prior consent of the Company.

         14.      DIVIDENDS AND DISTRIBUTIONS.  If, on or after January 6, 2006, the  Company  should  split,  combine  or  otherwise  change  the  Shares or its capitalization,  acquire  or  otherwise  cause  a  reduction  in the  number  of outstanding  Shares or issue or sell any  additional  Shares  (other than Shares issued  pursuant  to and in  accordance  with the terms in effect on  January 5,
2006, of employee stock options  outstanding prior to such date),  shares of any other  class  or  series  of  capital  stock,  other  voting  securities  or any securities  convertible into, or options,  rights,  or warrants,  conditional or otherwise,  to acquire,  any of the foregoing,  then,  without  prejudice to our rights under "The Offer--Section 15", we may, in our reasonable discretion, make such  adjustments  in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

         If, on or after January 6, 2006,  the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional  Shares or other  securities or rights to purchase of any securities)  that is payable or distributable to stockholders of record on a date  prior to the  transfer  to the name of the  Purchaser  or its  nominee  or transferee  on the  Company's  stock  transfer  records of the Shares  purchased pursuant  to the  Offer,  then,  without  prejudice  to our  rights  under  "The
Offer--Section  15", (i) the purchase  price per Share payable by us pursuant to the  Offer  will  be  reduced  to  the  extent  of any  such  cash  dividend  or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering  stockholders  will (a) be received and held by the tendering  stockholders  for our  account  and will be  required  to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account,  accompanied  by  appropriate  documentation  of  transfer  or  (b)  be exercised for our benefit at our  direction,  in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash  dividend or distribution or proceeds thereof and may withhold the entire  purchase  price or deduct  from the  purchase  price the amount or value thereof, as we determine in our reasonable discretion.

         15.      CONDITIONS OF THE OFFER.

         The Purchaser  shall not be required to accept for payment or,  subject to any  applicable  rules and  regulations  of the  Commission,  including  Rule
14e-1(c)  promulgated  under the  Exchange  Act,  pay for,  any Shares  tendered pursuant to the Offer (1) if the Minimum  Condition  is not  satisfied as of the expiration  of the Offer,  or (2)  immediately  prior to the  expiration  of the
Offer, any of the following conditions shall exist:

         (i) there shall have been  entered,  enforced,  instituted or issued by any governmental authority, any legally binding judgment,  order, temporary restraining order, temporary or permanent injunction,  ruling,  proceeding, action,  suit,  charge  or  decree:  which  (A)  makes  illegal,  prevents, restrains or prohibits the making of the Offer,  the acceptance for payment of, or  payment  for,  any  Shares by Parent,  the  Purchaser  or any other affiliate of Parent,  or the consummation of the Merger or any of the other transactions  contemplated by the Merger Agreement; (B) prohibits or limits the  ownership  or  operation  by the  Company,  Parent  or  any  of  their subsidiaries  of all or any  material  portion of the business or assets of the Company,  Parent or any of their subsidiaries;  (C) imposes limitations on the ability of Parent, the Purchaser or any other affiliate of Parent to exercise  full  rights  of  ownership  of any  Shares,  including,  without limitation,  the  right  to vote  any  Shares  acquired  by  Parent  or the
     Purchaser  pursuant to the Offer or otherwise  on all matters  presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger  Agreement and the Merger;  (D) would  reasonably be expected  to require  divestiture  by Parent,  the  Purchaser  or any other affiliate of the  Purchaser  of any Shares;  or (E) which  otherwise  would reasonably  be  expected  to have a Company  Material  Adverse  Effect or a
     Purchaser Material Adverse Effect;

                                       31

         (ii)  there  shall  have  been  any  law,  statute,  rule,  regulation, legislation or interpretation of any nature enacted, enforced,  promulgated or  issued by any  governmental  authority  or  deemed by any  governmental authority  applicable  to (A)  Parent,  the  Company or any  subsidiary  or affiliate of Parent or the Company or (B) any  transaction  contemplated by the Merger  Agreement,  which is reasonably  likely to result,  directly or indirectly,  in any of the consequences  referred to in clauses (A) through
     (E) of paragraph (i) above;

         (iii) there shall have  occurred  any  changes,  conditions,  events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

         (iv) there  shall  have  occurred  (A) any  general  suspension  of, or limitation  on prices  for,  trading  in  securities  on the New York Stock
     Exchange or the Nasdaq,  other than a  shortening  of trading  hours or any coordinated  trading  halt  triggered  solely  as a result  of a  specified increase or  decrease in a market  index,  (B) a  declaration  of a banking moratorium or any  suspension of payments in respect of banks in the United
     States,  or (C) any limitation  (whether or not mandatory) on the extension of credit by banks or other lending  institutions in the United States or a disruption of or material  adverse change in either the syndication  market for credit facilities or the financial, banking or capital markets;

         (v) it shall  have  been  publicly  disclosed,  or  Parent  shall  have otherwise  learned,  that any person,  other than Parent or the  Purchaser, shall have acquired or entered into a definitive  agreement or agreement in principle to acquire beneficial  ownership  (determined for the purposes of this  paragraph as set forth in Rule 13d-3  promulgated  under the Exchange
     Act) of 50% or more of the then  outstanding  Shares,  or shall  have  been granted any option, right or warrant,  conditional or otherwise, to acquire beneficial  ownership of 50% or more of any of the then outstanding Shares, or the Board of  Directors  of the  Company,  the Special  Committee of the
     Board of Directors of the Company or any other committee thereof shall have
     (A)  withdrawn,  modified or changed,  in a manner adverse to Parent or the
     Purchaser,  the  recommendation by such Board or approval by such committee of the  Offer,  the  Merger  or  the  Merger  Agreement,  (B)  approved  or recommended,  or  proposed  publicly  to  approve or  recommend,  a Company
     Takeover  Proposal,  (C)  caused the  Company  to enter into any  agreement relating to any Company Takeover Proposal, or (D) resolved to do any of the foregoing; or

         (vi) (A) the representations and warranties of the Company set forth in the  Merger  Agreement  (other  than the  Fundamental  Representations  (as defined  below)),  shall  not be true  and  correct  as of the  date of the expiration of the Offer (or, if the representation or warranty is expressly made as of an earlier  date,  as of such  earlier  date),  except where the failure of such representations and warranties to be true and correct would not be reasonably  expected to have a Company  Material  Adverse Effect (as defined  below).  For purposes of determining  the truth and correctness of
     any  of  such  representations  and  warranties,   any  reference  in  such
     representations  and  warranties  to  `materiality'  or  `Material  Adverse
     Effect' shall be disregarded; or

                  (B) the  Fundamental  Representations  shall  not be true  and correct in all material  respects as of the date of the  expiration  of the
     Offer (or, if the  representation  or warranty is  expressly  made as of an earlier date, as of such earlier date).

         For  purposes  of  determining   the  truth  and   correctness  of  the
     representations and warranties, no update of or modification to the Company
     Disclosure  Schedule to the Merger  Agreement  after the date of the Merger
     Agreement shall be considered.

         'Fundamental  Representations' means the representations and warranties of the Company set forth in Section 2.2(a) `Capitalization' and Section 2.4
     `Authorization  and Binding Effect' of the Merger  Agreement,  as described below.

         In Section 2.2(a) `Capitalization' of the Merger Agreement, the Company
     represents  and  warrants:  (i) the number and  classes of  authorized  and outstanding shares of Company stock, (ii) the number of Shares reserved for issuance pursuant to outstanding options, (iii) that all outstanding shares of Company  stock and all  shares of Company  stock  issuable  pursuant  to outstanding  options are or will be when issued,  duly authorized,  validly issued, fully paid and non-assessable and (iv) that none of the outstanding securities  of the Company  have been issued in violation of any federal or state securities laws.

                                       32

         In Section  2.4  `Authorization  and Binding  Agreement'  of the Merger
     Agreement, the Company represents and warrants that (i) the Company has all requisite  corporate  power and authority to execute and deliver the Merger
     Agreement and to consummate the transactions contemplated thereby, (ii) the execution and delivery of the Merger  Agreement and the consummation of the transactions  contemplated  thereby  (including  the Offer and the Merger), have been duly and validly  authorized and approved by the Company's  Board of Directors and that such approval is sufficient to render inapplicable to the Merger Agreement, the Merger and the other transactions contemplated by the Merger  Agreement the provisions of Section 203 of the Delaware General
     Corporation  Law, (iii) no other  corporate  proceedings on the part of the
     Company are necessary to authorize the execution and delivery of the Merger
     Agreement or to consummate  the  transactions  contemplated  thereby (other than the  requisite  approval  of the  Merger  by the  stockholders  of the
     Company),  (iv) the Merger Agreement has been duly and validly executed and delivered  by the  Company  and  constitutes  the legal,  valid and binding agreement of the  Company,  enforceable  against the Company in  accordance with its terms,  except to the extent  that  enforceability  thereof may be limited  by  applicable  bankruptcy,  insolvency,  reorganization  or other similar laws affecting the enforcement of creditors'  rights  generally and by principles of equity  regarding the availability of remedies and (v) the
     Special  Committee of the Company has recommended to the Company's Board of
     Directors  that the Board approve,  and the Board has approved,  the Merger
     Agreement, the Offer and the Merger.

         (vii) the Company shall have failed to perform in any material  respect its obligations or to comply in any material respect with its agreements or covenants  to be  performed  or  complied  with  by  it  under  the  Merger
     Agreement;

         (viii) the Merger  Agreement  shall have been  terminated in accordance with its terms;

         (ix)  there  shall have been  instituted  or  pending  any  stockholder derivative  litigation or stockholder class action  litigation  against the
     Company,  its  subsidiaries or its executive  officers or directors,  which would reasonably be expected to have a Company Material Adverse Effect;

         (x) the applicable waiting period, if any, under the  Hart-Scott-Rodino
     Act shall not have expired or been terminated; or

         (xi) the  Amended  Merger  Agreement  with  LLCP  shall  not have  been terminated by the Company.

         The  foregoing  conditions  are for the sole  benefit of Parent and the
Purchaser  and may be  asserted  by Parent or the  Purchaser  regardless  of the circumstances  (excluding  any  affirmative  action or omission by Parent or the
Purchaser)  giving rise to any such  condition or may be waived by Parent or the
Purchaser in whole or in part at any time and from time to time  (provided  that all  conditions  to the Offer must be satisfied or waived prior to expiration of the  Offer)  in their  reasonable  discretion.  The  failure  by  Parent  or the
Purchaser  at any time to  exercise  any of the  foregoing  rights  shall not be deemed a waiver of any such right;  the waiver of any such right with respect to particular  facts and  other  circumstances  shall  not be deemed a waiver  with respect  to any other  facts and  circumstances;  and each such  right  shall be deemed an ongoing  right that may be asserted at any time and from time to time, except that any such right may not be asserted after the  Expiration  Date. If a condition of the Offer is triggered,  and the Purchaser  nevertheless decides to proceed  with the  Offer,  such  decision  shall  constitute  a  waiver  of such condition with respect to the events triggering such condition.  The offer by an affiliate  of LLCP to  acquire  the  Company,  as such  offer has been  publicly disclosed  through the date hereof,  has not triggered any of the  conditions of the Offer. Any determination  made by us concerning the events described in this
Section 15 shall be final and binding upon all parties, subject to the tendering stockholder's  right to bring any dispute with respect thereto before a court of competent jurisdiction.

         16.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         GENERAL.  Based on our  examination of publicly  available  information filed by the  Company  with the SEC and  other  publicly  available  information concerning the Company,  other than any consents,  approvals and  authorizations associated  with either the HSR  Condition or the Liquor  Condition,  we are not
aware of any  governmental  license  or  regulatory  permit  that  appears to be material  to the  Company's  business  that might be  adversely  affected by our acquisition  of Shares  pursuant to the Offer or, except as set forth below,  of any approval or other action by any government or governmental administrative or regulatory authority or agency,  domestic or foreign, that would be required for

                                       33

our  acquisition or ownership of Shares  pursuant to the Offer.  Should any such approval or other  action be required or  desirable,  we  currently  contemplate that, except as described below under "State Takeover  Statutes",  such approval or other action will be sought.  There is,  however,  no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter.  There can be no assurance  that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such  approvals  were not obtained or such other  actions were not taken adverse consequences  might not result to the Company's business or certain parts of the
Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares  thereunder.  Our obligation  under the Offer to accept for  payment and pay for Shares is subject to the conditions set forth in "The Offer--Section 15".

         ANTITRUST.  Under the HSR Act and the rules and  regulations  that have been issued by the Federal Trade  Commission  (the "FTC"),  certain  acquisition transactions  may not be consummated  until certain  information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain  waiting period  requirements  have been  satisfied.  The acquisition of
Shares  pursuant to the Offer is subject to these  requirements.  Purchaser will file a Premerger  Notification  and Report Form with the Antitrust  Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

         Under  the HSR Act,  the  purchase  of  Shares  in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing by the Purchaser of the Premerger  Notification  and Report Form with the
FTC and Antitrust  Division,  unless the waiting period is earlier terminated by the FTC and the  Antitrust  Division  or we  receive  a Request  for  Additional
Information  and  Documentary  Material from the  Antitrust  Division or the FTC prior to that time. If either the FTC or the Antitrust  Division were to issue a
Request for Additional  Information and Documentary  Material to us, the waiting period with respect to the Offer would expire at 11:59 p.m.,  Eastern  time,  on the tenth calendar day after the date of our  substantial  compliance  with that request. Thereafter, the waiting period could be extended only by court order or
with  our  consent.  The  additional   10-calendar-day  waiting  period  may  be
terminated sooner by the FTC and the Antitrust Division. Although the Company is
required to file certain information and documentary material with the Antitrust
Division and the FTC in connection with the Offer, neither the Company's failure to  make  those  filings  nor  the  issuance  to the  Company  by the FTC or the
Antitrust  Division  of a Request for  Additional  Information  and  Documentary
Material will extend the waiting period with respect to the Offer.

         The Antitrust  Division and the FTC frequently  scrutinize the legality under the antitrust laws of  transactions,  such as our acquisition of Shares in the Offer and any merger between us and the Company. At any time before or after our purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws that either deems  necessary or desirable in the public interest,  including  seeking to enjoin the purchase of Shares in the Offer, the divestiture  of Shares  purchased  pursuant to the Offer or the  divestiture  of substantial assets of the Company or any of its subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 15.

         State   antitrust   authorities   and   private   parties   in  certain
circumstances  may bring legal action under the antitrust laws seeking to enjoin the Offer or to impose conditions on the Offer.

         STATE  TAKEOVER  STATUTES.  A number of states have  adopted laws which purport, to varying degrees,  to apply to attempts to acquire  corporations that are incorporated in, or which have substantial assets,  stockholders,  principal executive  offices or principal places of business or whose business  operations otherwise  have  substantial  economic  effects in, such  states.  The  Company, directly  or  through  subsidiaries,  conducts  business  in a number  of states throughout  the United States,  some of which have enacted such laws.  Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and the Company,  and we have not complied with any such laws.
To the extent  that  certain  provisions  of these laws  purport to apply to the
Offer or any such merger or other  business  combination,  we believe that there are reasonable bases for contesting such laws.

         If any  government  official  or third  party  seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our  affiliates  and the  Company,  we will take  such  action as then appears  desirable,  which action may include  challenging the  applicability or validity of such statute in  appropriate  court  proceedings.  If it is asserted that one or more state takeover  statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or

                                       34

other  business  combination,  we might be required to file certain  information with, or to receive approvals from, the relevant state authorities or holders of
Shares,  and we may be unable to accept for  payment or pay for Shares  tendered pursuant to the Offer, or be delayed in continuing or consummating  the Offer or any such  merger or other  business  combination.  In such  case,  we may not be obligated  to  accept  for  payment  or pay for any  tendered  Shares.  See "The
Offer--Section 15".

         OTHER. Any merger or other similar business combination that we propose would also have to comply with any applicable  U.S.  federal law. In particular, unless  the  Shares  were  deregistered  under  the  Exchange  Act prior to such transaction,  if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive  cash for their  Shares in an amount at least equal to the price paid in the Offer,  we may be required  to comply with Rule 13e-3 under the  Exchange
Act. If applicable,  Rule 13e-3 would require,  among other things, that certain financial information concerning the Company and certain information relating to the  fairness  of the  proposed  transaction  and the  consideration  offered to minority  stockholders  in  such  a  transaction  be  filed  with  the  SEC  and distributed to such stockholders prior to consummation of the transaction.

         LIQUOR  APPROVALS.  The  Purchaser  is  required  to  obtain  consents, approvals or  authorizations  from the state, city and/or local liquor licensing boards or agencies in certain states in which the Company holds liquor  licenses for the operation of its businesses.  Certain of these approvals are required to be obtained prior to a change in control being  effected.  It is not a condition to the  Purchaser's  obligation to consummate the Offer that these  approvals be obtained prior to the Expiration  Date. In addition,  the surviving  corporation will be required to make  filings or send notices to certain  additional  liquor licensing agencies following consummation of the Offer and any merger.

         17.      FEES AND EXPENSES.  We have retained MacKenzie Partners,  Inc.
to act as the  information  agent and American Stock Transfer & Trust Company to act as the depositary in connection with the Offer.  The  Information  Agent may contact  holders of Shares by mail,  telephone,  telex,  telegraph  and personal interviews and may request brokers,  dealers,  banks,  trust companies and other nominees to forward materials  relating to the Offer to beneficial  owners.  The
Information Agent and the Depositary each will receive  reasonable and customary compensation  for their  respective  services,  will be  reimbursed  for certain reasonable  out-of-pocket  expenses  and  will be  indemnified  against  certain liabilities in connection  therewith,  including  certain  liabilities under the
U.S. federal securities laws.

         We will not pay any fees or  commissions to any broker or dealer or any other  person  (other  than  the  Information  Agent  and  the  Depositary)  for soliciting  tenders of Shares pursuant to the Offer.  Brokers,  dealers,  banks, trust companies and other nominees will,  upon request,  be reimbursed by us for reasonable  and  necessary  costs and  expenses  incurred by them in  forwarding materials to their customers.

         18.      MISCELLANEOUS.  The  Offer  is not  being  made  to,  nor will tenders be accepted from or on behalf of, holders of Shares in any  jurisdiction in  which  the  making  of the  Offer  or  acceptance  thereof  would  not be in compliance  with  the  laws  of  such  jurisdiction.  However,  we  may,  in our reasonable  discretion,  take such action as we may deem  necessary  to make the
Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

         No  person  has been  authorized  to give any  information  or make any representation  on behalf of Parent or the Purchaser not contained in this Offer to  Purchase  or in the  Letter  of  Transmittal  and,  if given  or made,  such information or representation must not be relied upon as having been authorized.

         We have filed with the SEC a Tender Offer  Statement on Schedule TO, as amended, together with exhibits,  pursuant to Rule 14d-3 under the Exchange Act, furnishing  certain  additional  information  with  respect  to the  Offer.  The
Schedule TO and any amendments thereto,  including exhibits, may be examined and copies may be obtained  from the offices of the SEC in the manner  described  in
"The Offer--Section 9" of this Offer to Purchase.

                                                     NPSP ACQUISITION CORP.
                                                     February 3, 2006

                                       35

                                   SCHEDULE I

 DIRECTORS AND EXECUTIVE OFFICERS OF THE NEWCASTLE ENTITIES, THE STEEL ENTITIES,
                              PARENT AND PURCHASER

         Mark E.  Schwarz,  Steven  J.  Pully  and John P.  Murray  are the sole officers of the  Newcastle  Entities  which  currently  have no  directors.  Mr.
Schwarz is the President,  Chief  Executive  Officer and sole director of Parent and the  Purchaser.  Mr. Pully is the  Secretary and Treasurer of Parent and the
Purchaser.  Warren G. Lichtenstein is the sole executive officer and director of the Steel Entities.

         The Newcastle Entities, the Steel Entities, Parent, the Purchaser, Mark
E. Schwarz and Warren G.  Lichtenstein are parties to a Joint Filing  Agreement, dated December 22, 2005,  pursuant to which they have agreed to the joint filing on behalf of each of them of a Statement on Schedule 13D dated December 22, 2005
(including amendments thereto) with respect to the Shares of the Company.

         The name,  current  principal  occupation  or  employment  and material occupations,  positions,  offices or employment  for the past five years of each director and executive  officer of the Newcastle  Entities,  the Steel Entities,
Parent and the  Purchaser  are set forth  below.  The  business  address of each director and officer of the  Newcastle  Entities is care of Newcastle  Partners,
L.P., 300 Crescent Court, Suite 1110, Dallas,  Texas 75201. The business address of the sole director and officer of the Steel Entities is care of Steel Partners
II, L.P., 590 Madison Avenue,  32nd Floor,  New York, New York 10022.  Except as
provided in the Offer to Purchase,  none of the  directors  and officers  listed below  has,  during  the past  five  years,  (i) been  convicted  in a  criminal proceeding  or (ii) been a party to any  judicial or  administrative  proceeding that  resulted in a judgment,  decree or final order  enjoining  the person from future  violations of, or  prohibiting  activities  subject to, U.S.  federal or state  securities  laws, or a finding of any violation of U.S.  federal or state securities  laws.  All directors  and officers  listed below are citizens of the
United States.

                                          Current Principal Occupation or
Name                     Age        Employment and Five-year Employment History
----                     ---        -------------------------------------------

Mark E. Schwarz           44        Mark  E.  Schwarz  is  the  Chairman,  Chief
                                    Executive  Officer and Portfolio  Manager of
                                    Newcastle   Capital   Management,   L.P.,  a
                                    private   investment   management   firm  he
                                    founded in 1993 that is the general  partner
                                    of Parent.  Mr.  Schwarz is  Chairman of the
                                    Board  and  Chief   Executive   Officer   of
                                    Hallmark   Financial   Services,   Inc.,   a
                                    property  and  casualty  insurance  company,
                                    Chairman  of the  Board of Bell  Industries,
                                    Inc., a computer systems  integrator,  Pizza
                                    Inn,  Inc., a franchisor and food and supply
                                    distributor, and New Century Equity Holdings
                                    Corp., an asset  management  company,  and a
                                    director of Nashua Corporation,  a specialty
                                    paper,    label   and   printing    supplies
                                    manufacturer,  SL Industries,  Inc., a power
                                    and  data  quality  products   manufacturer,
                                    WebFinancial  Corporation,  a specialty bank
                                    and  finance  company,  and Vesta  Insurance
                                    Group,  Inc., a holding  company for a group
                                    of insurance companies.

Warren G. Lichtenstein    39        Mr.  Lichtenstein  is  the  Chairman  of the
                                    Board,  Secretary and the Managing Member of
                                    Steel Partners,  L.L.C., the general partner
                                    of  Steel   Partners  II,  L.P.,  a  private
                                    investment  partnership,  and the President,
                                    Chief  Executive  Officer  and a director of
                                    Steel  Partners,   Ltd.,  a  management  and
                                    advisory  company that  provides  management
                                    services to Steel  Partners II, L.P. and its
                                    affiliates.  Mr.  Lichtenstein  has  been  a
                                    director  (currently  Chairman of the Board)
                                    of United Industrial Corporation,  a company
                                    principally    focused   on   the    design,
                                    production  and  support of defense  systems
                                    and a manufacturer  of combustion  equipment
                                    for  biomass  and  refuse  fuels,  since May
                                    2001. Mr.  Lichtenstein served as a director
                                    of         WebFinancial          Corporation
                                    ("WebFinancial"),  a consumer and commercial
                                    lender,  from  1996 to 2005  and  served  as

                                       S-1

                                    Chairman  and  Chief  Executive  Officer  of
                                    WebFinancial  from  December  1997  to  June
                                    2005.   He  also  served  as   President  of
                                    WebFinancial   from  December  1997  through
                                    December 2003. Mr.  Lichtenstein  has been a
                                    director  of Layne  Christensen  Company,  a
                                    provider of products  and  services  for the
                                    water,  mineral,   construction  and  energy
                                    markets,  since  January 2004 and has been a
                                    director  of  BKF  Capital  Group,  Inc.,  a
                                    publicly-traded  investment firm, since June
                                    2005.

Steven J. Pully           45        Mr.  Pully  is the  President  of  Newcastle
                                    Capital   Management,   L.P.,   the  general
                                    partner of Parent.  Mr.  Pully is also Chief
                                    Executive  Officer  and a  director  of  New
                                    Century  Equity  Holdings  Corp.,  an  asset
                                    management company, a director of Pizza Inn,
                                    Inc.,  a  franchisor  and  food  and  supply
                                    distributor and was Chief Executive  Officer
                                    of Pinnacle  Frames and Accents,  Inc.  from
                                    January  2003  through  June 2004, a private
                                    company   engaged  in  mass   production  of
                                    picture  frame  products.  Prior to  joining
                                    Newcastle Capital  Management,  L.P. in late
                                    2001, from May 2000 to December 2001, he was
                                    a  managing  director  in  the  mergers  and
                                    acquisitions  department  of Banc of America
                                    Securities,  Inc.  and from  January 1997 to
                                    May 2000 he was a member  of the  investment
                                    banking  department of Bear Stearns where he
                                    became a senior  managing  director in 1999.
                                    Prior to becoming an investment  banker, Mr.
                                    Pully practiced securities and corporate law
                                    at the law firm of Baker & Botts.  Mr. Pully
                                    is a CPA,  a CFA and a member  of the  Texas
                                    Bar.

John P. Murray            35        Mr. Murray is the Chief Financial Officer of
                                    Newcastle  Capital  Management,   L.P.,  the
                                    general partner of Parent.  Prior to joining
                                    Newcastle   Capital   Management,   L.P.  in
                                    January 2002,  Mr. Murray was a partner with
                                    Speer & Murray,  Ltd.,  an  accounting  firm
                                    specializing in tax planning and compliance,
                                    estate   planning,   asset   protection  and
                                    investment  management.  Mr. Murray was also
                                    previously employed by Ernst & Young, LLP as
                                    a member of the audit staff.

                                      S-2

                                   SCHEDULE II

    TRANSACTIONS IN THE SHARES BY THE NEWCASTLE ENTITIES, THE STEEL ENTITIES,
                  PARENT AND PURCHASER DURING THE PAST 60 DAYS

Shares of Common Stock              Price Per                           Date of
      Purchased                     Share ($)                           Purchase
      ---------                     ---------                           --------

                            NEWCASTLE PARTNERS, L.P.

     29,900                         13.1003                            11/07/05
     37,500                         13.0658                            11/08/05
     36,600                         13.0530                            11/09/05
     48,000                         12.9981                            11/10/05
      6,360                         12.9939                            11/11/05
     25,525                         13.0019                            11/14/05
     38,229                         13.0014                            11/15/05
     61,800                         12.9996                            11/18/05
     33,599                         13.0122                            11/21/05
     45,800                         13.0601                            11/22/05
      2,500                         13.0460                            11/22/05
     12,700                         13.0405                            11/25/05
      3,600                         13.0500                            12/06/05
        250                         13.1100                            12/07/05
     62,200                         13.3081                            12/12/05

                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                                      None

                         NEWCASTLE CAPITAL GROUP, L.L.C.
                                      None

                             STEEL PARTNERS II, L.P.
                                      None

                             STEEL PARTNERS, L.L.C.
                                      None

                              F&H ACQUISITION CORP.
                                      None

                                       S-3

                             NPSP ACQUISITION CORP.
                                      None

                                      S-4

         Facsimile  copies of the Letter of  Transmittal  will be accepted.  The
Letter of  Transmittal  and  certificates  for  Shares  and any  other  required documents  should be sent to the  Depositary  at one of the  addresses set forth below:

                         The Depositary for the Offer is

                     American stock transfer & Trust Company

     BY MAIL OR OVERNIGHT COURIER:                                 BY HAND:

American Stock Transfer & Trust Company            American Stock Transfer & Trust Company
           Operations Center                           Attn: Reorganization Department
    Attn: Reorganization Department                             59 Maiden Lane
           6201 15th Avenue                                    Concourse Level
          Brooklyn, NY 11219                                  New York, NY 10038

                                  By Facsimile
                                 (718) 234-5001

                         Confirm Facsimile Transmission
                               (By Telephone Only)
                            Toll Free (877) 248-6417

         If you  have  questions  or need  additional  copies  of this  Offer to
Purchase and the Letter of Transmittal,  you can call the  Information  Agent at its address and  telephone  numbers set forth  below.  You may also contact your broker,  dealer, bank, trust company or other nominee for assistance  concerning the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                               New York, New York
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885